UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SEACOAST BANKING CORPORATION OF FLORIDA

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Seacoast
BANKING CORPORATION
OF FLORIDA

Proxy Statement
2022

815 Colorado Avenue Stuart, Florida 34994

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 24, 2022

10:00 a.m. Eastern Time

Seacoast Banking Corporation of Florida (“Seacoast”, or the “Company”), intends to hold its 2022 Annual Meeting of Shareholders (the “Annual Meeting”) at the Hutchinson Shores Resort, 3793 NE Ocean Blvd, Jensen Beach, FL 34957, on Tuesday, May 24, 2022 at 10:00 a.m. Eastern Time. However, we are sensitive to the public health and travel concerns our shareholders may have and any recommendations that public health officials may continue to issue in light of the ongoing coronavirus (COVID-19) pandemic. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website www.proxyvote.com, and we encourage you to check this website prior to the meeting if you plan to attend.

ITEMS OF BUSINESS

The purpose of the Annual Meeting is to vote on the following proposals:

1.	Election of Directors. To re-elect four Class II directors (“Proposal 1”);
2.	Advisory (Non-binding) Vote to Approve Compensation of Named Executive Officers. To hold an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement (“Proposal 2”);
3.	Ratification of Appointment of Independent Auditor. To ratify the appointment of Crowe LLP as independent auditors for Seacoast for the fiscal year ending December 31, 2022 (“Proposal 3”); and
4.	Other Business. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE

You are eligible to vote if you were a shareholder of record on the close of business on March 28, 2022, which is the record date for the Annual Meeting. This Notice of the 2022 Annual Meeting of Shareholders and the accompanying proxy statement are sent by order of the Company’s Board of Directors.

YOUR VOTE IS IMPORTANT

Please review the voting instructions described in this proxy statement, as well as in the notice you received in the mail or by e-mail. By voting prior to the Annual Meeting, you will help ensure that we have a quorum and that your preferences will be expressed on the matters that are being considered.

Charles M. Shaffer Chairman and Chief Executive Officer

April 11, 2022

SHAREHOLDER LETTER

To our fellow shareholders, customers, partners and friends:

Seacoast delivered record-breaking financial performance in 2021. Our balanced growth strategy includes organic growth initiatives across the state, including recent entries into new markets in Northeast Florida and Naples/Ft. Myers with key talent additions to our commercial banking leadership and teams. Our strategic bank acquisitions complement our organic growth, and with the acquisitions of Legacy Bank of Florida in 2021 and Sabal Palm Bank and Florida Business Bank in early 2022, we have continued to successfully execute integrations that benefit customers, associates and shareholders. In March 2022, we announced the acquisition of Apollo Bank in Miami-Dade county, expected to close early in the fourth quarter of 2022. We continue to generate disciplined organic growth while maintaining our strict underwriting guidelines and delivering ongoing improvements in operating leverage, creating shareholder value now and in the years ahead.

In 2021, the Company reported record full-year net income of $124.4 million, a 60 percent increase from the prior year. Adjusted net income1 was $135.0 million, up 52 percent from the prior year. We achieved $2.18 in earnings per diluted share, 51 percent higher than 2020, and $2.36 in adjusted earnings per share1, an increase of 43 percent from 2020 returns. In 2021, we increased tangible book value per share to $17.84 from $16.16, an improvement of 10 percent, which we believe is a key indicator of improved shareholder value. Other 2021 highlights include:

•	Loans totaled $5.9 billion at December 31, 2021, an increase of $190.0 million, or 3 percent, from December 31, 2020, with organic and acquisition-related growth partially offset by $777.6 million in forgiveness on Paycheck Protection Program loans.

•	Total deposits were $8.1 billion as of December 31, 2021, an increase of $1.1 billion, or 16 percent, from the prior year. Transaction accounts increased 29 percent year over year and at December 31, 2021, represented 62 percent of overall deposit funding.

•	For the second consecutive year, Seacoast Bank was named one of the Best Banks to Work For in 2021 by American Banker. This award identifies, recognizes and honors U.S. banks for outstanding employee satisfaction and engagement.

•	In 2021, Seacoast customer satisfaction scores exceeded industry benchmarks, a reflection of best-in-class branch and call center customer service experiences. Seacoast index scores were 110 percent compared to the industry benchmark for branch customer service and 104 percent compared to the industry benchmark for call center support according to a leading data analytics and consumer intelligence company.

It is an exciting time at Seacoast. We continue to execute our strategic priorities, including an ongoing focus on elevating our customers’ digital experiences and positioning Seacoast as the leading commercial bank in Florida. We believe that all of this in combination with our fortress balance sheet and ample liquidity will lead to additional disciplined growth in the coming year.

Sincerely,

Charles M. Shaffer

Chairman and Chief Executive Officer

1 Non-GAAP measure; for more information and reconciliation to GAAP, refer to Appendix A – Information Regarding Non-GAAP Financial Measures.

i

ii

VOTING INFORMATION

How to Cast Your Vote

You may vote if you were a shareholder of record as of the close of business on March 28, 2022.

ONLINE: www.proxyvote.com	MAIL: Complete, sign, date and return your proxy card in the envelope provided.

PHONE: Call the number on your proxy card or voting instruction form.	IN PERSON: Vote by ballot in person at the Annual Meeting.

For telephone and internet voting, you will need the 16-digit control number included in your notice, proxy card or voting instructions that accompanied your proxy materials. For shares held in employee plans, we must receive your voting instructions no later than 11:59 P.M. Eastern Time on May 19, 2022 (the “cut-off date”) to be counted. Otherwise, you may vote up until 11:59 P.M. Eastern Time on May 23, 2022.

Street Name Holders: If your shares of Seacoast common stock are held in a bank, brokerage or other institutional account (which is commonly referred to as holding shares in “street name”), you are a beneficial owner of these shares, but you are not the record holder. If your shares are held in street name, you are invited to attend the Annual Meeting; however, to vote your shares in person at the meeting, you must request and obtain a power of attorney or other authority from the bank, broker or other nominee who holds your shares and bring it with you to submit with your ballot at the meeting. In addition, you may vote your shares before the meeting by phone or over the internet by following the instructions set forth below or, if you received a voting instruction form from your brokerage firm, by completing, signing and returning the form you received by mail. Your voting instruction form will set forth whether internet or telephone voting is available to you.

If you are able to attend the Annual Meeting, you may vote your shares in person, even if you have previously voted by another means by revoking your proxy vote at any time prior to the meeting, pursuant to the procedures specified in “Revocation of Proxies”. If you hold your shares in street name, you must obtain a proxy from the record holder in order to vote in person.

If Seacoast determines that the Annual Meeting will be held by remote-means due to public safety and health concerns resulting from the ongoing COVID-19 global pandemic, you will be able to vote your shares by any of the means outlined herein other than in-person.

How to View Proxy Materials Online

Important Notice Regarding the Availability of Proxy Materials for the 2022 Shareholder Meeting

Our 2022 proxy statement and 2021 Annual Report on Form 10-K (referred to collectively as the “proxy materials”) are available online at:

www.proxyvote.com or at http://www.seacoastbanking.com/financials-regulatory-filings/2022-Annual-Meeting-Proxy-Materials.

We have mailed to certain shareholders a notice of internet availability of proxy materials on or about April 11, 2022. This notice contains instructions on how to access and review the proxy materials on the internet. The notice also contains instructions on how to submit your proxy on the internet or by phone, or, if you prefer, to obtain a paper or email copy of the proxy materials.

PROXY SUMMARY

Introduction

We believe our balanced growth strategy, which is focused on organic growth and disciplined acquisitions in growing markets, is delivering long-term value for our shareholders.

In this section, we summarize 2021 performance highlights and other information contained elsewhere in this proxy statement. Please carefully review the information included throughout this proxy statement and as provided in the 2021 Annual Report on Form 10-K before you vote.

2021 Performance Highlights

Seacoast has a strong and growing presence in Florida’s most attractive markets

#1 Florida-based bank in Orlando

#1 Market share in Port St. Lucie MSA

#2 Florida-based bank in

West Palm Beach/Fort Lauderdale

#2 Florida-based bank in St. Petersburg

Our acquisition strategy has expanded the customer franchise

Execution of our balanced growth strategy in 2021 produced outstanding results year over year:

Seacoast continued to drive positive momentum in performance metrics, leading to sustained performance and value creation for our shareholders. For the year ended December 31, 2021, the Company reported $124.4 million in net income, or $2.18 per share, increasing 60% from prior year. Net revenue for the same period was $346.8 million, an increase of 7% year-over-year. The Company continued to see positive performance reflected in its ratios, with a return on average tangible assets of 1.41%, return on average tangible shareholders’ equity of 13.3% and an efficiency ratio of 55.4%. On an adjusted basis, the Company reported $135.0 million in adjusted net income1, or $2.36 per share1. Adjusted net revenues were $346.6 million, an increase of 7% year-over-year. Adjusted return on tangible assets1 was 1.48%, adjusted return on tangible equity1 was 14.0% and the adjusted efficiency ratio1 was 52.6%. The Company continues to build shareholder value, reflected in our tangible book value of $17.84, an increase of 10% year-over-year and a compounded annual growth rate of 12% since 2017.

STRONG EARNINGS PERFORMANCE

YE Total Assets	YE Market Capitalization	Tangible Book Value Per Share
($ in Billions)	($ in Billions)

Adjusted	Adjusted FY Return	Adjusted FY
FY EPS[1]	on Tangible Assets[1]	Efficiency Ratio[1]

[1]	Non-GAAP measure; for more information and reconciliation to GAAP, refer to Appendix A – Information Regarding Non-GAAP Financial Measures.

Executive Compensation Program Highlights

The Compensation and Governance Committee (“CGC”) is committed to aligning our compensation strategies with our evolving business strategy, good governance and effective risk management practices, and our efforts to generate superior long-term returns for our shareholders. To this end, we emphasize pay-for-performance in executive compensation programs. Our executive compensation strategy strongly aligns our CEO and other executives’ pay with long-term shareholder interests. The CGC uses a peer group analysis to inform its design of the compensation structure and its compensation decisions. The following table summarizes the primary elements of our executive compensation for 2021:

Pay Element	Purpose	Determination	2021 Results
Base Salary	Recognize performance of job responsibilities, and attract and retain individuals with superior talent.	Reflects the CGC’s assessment of the executive’s experience, skills and value to Seacoast.	Salary changes for our NEOs in 2021 were made largely to reflect several important changes in duties and responsibilities. Mr. Shaffer’s base salary increased by 20% in 2021 in recognition of his promotion to CEO effective January 1, 2021, and Ms. Dexter’s salary increased 14% in recognition of her expanded contributions as Chief Financial Officer. Mr. Hudson’s salary decreased 33% in connection with his change in role from CEO to Executive Chairman. Salary increases for the remaining NEOs were 2% or less.
Annual Cash Incentive	Recognize achievement of our short- term business strategy objectives and individual executive performance. Incorporates both quantitative and qualitative goals.	Reflects the individual executive’s performance against pre-established individual goals, as well as relative bank performance. In FY2021, these goals included performance relative to peer performance of return on tangible common equity, earnings per share growth and pre-tax pre-provision net revenue growth. Qualitative goals were primarily related to progress toward the Company’s long-term objectives of outperforming in the commercial banking space, enhancing our digital customer experience and promoting an inclusive culture.	Individual and Company performance were evaluated in Q1 2022, with corresponding payout determinations approved in March 2022, reflecting Company performance in 2021, as well as subjective adjustments based on the achievement of individual goals and performance.
Performance Share Units (“PSUs”)	Align compensation with our business strategy and long-term shareholder value while providing a strong retention element.	The number of PSUs granted is determined by the CGC after consideration of each executive’s performance scorecard for the prior year. The number of PSUs that may be earned is based on the level of achievement of goals established by the CGC for a three-year performance period. In addition, PSUs only vest upon completion of a one-year continued service requirement following the close of the performance period. Value realized upon vesting varies based on stock price performance at the vesting date.	PSUs granted in 2021 vest based on the level of achievement of goals relating to average annual EPS growth and average annual return on average tangible common equity over a three- year period (2021-2023) relative to a peer group. PSUs for which performance goals are met will vest on December 31, 2024, subject to the grantee’s continued service.
Restricted Stock Awards (“RSAs”)	Provide a strong retention element and align executive and shareholder interests.	The amount of RSAs granted is determined by the CGC after consideration of each executive’s performance scorecard for the prior year. The realized value of RSAs is based on stock price performance at the vesting date.	RSAs granted in 2021 vest in equal annual installments over three years.

Please refer to the Compensation Discussion and Analysis and The Executive Compensation Tables in this proxy statement for additional details about our compensation programs.

Summary of Proposals and Board Recommendations

Item	Proposal	Board Voting Recommendation	Vote Required
1	Election of Four Class II Directors	FOR ALL	Plurality vote*
2	Advisory (Non-binding) Vote to Approve Executive Compensation (Say on Pay)	FOR	Affirmative vote of a majority of votes cast
3	Ratification of Appointment of Crowe LLP as Independent Auditor for 2022	FOR	Affirmative vote of a majority of votes cast

* More fully described in Proposal 1 - Election of Directors, Manner of Voting Proxies.

Our Director Nominees

You are being asked to, among other proposals, elect four Class II directors of Seacoast. All of the nominees are presently directors of Seacoast. All of the nominees also serve as members of the board of directors of Seacoast’s principal banking subsidiary, Seacoast National Bank (the “Bank”). If elected, each director nominee will serve a three year term expiring at the 2025 Annual Meeting and until their successors have been elected and qualified. Detailed information about each nominee’s background, skills and expertise can be found in Proposal I – Election of Directors.

Name	Age	Director Since	Current Occupation	Independent	No. of Other Public Boards
Dennis J. Arczynski	70	2013	Risk management, corporate governance, regulatory affairs and banking consultant	✓	0
Maryann Goebel	71	2014	Independent IT management consultant	✓	1
Robert J. Lipstein	66	2019	Retired Senior Partner at KPMG LLP	✓	0
Thomas E. Rossin	88	2003	Retired attorney and management chairman, St. John, Rossin & Burr, PLLC	✓	0

Director Nomination Process

The CGC serves as the nominating committee of the Company. The committee annually reviews and makes recommendations to the full Board of Directors regarding the composition and size of the Board of Directors and its committees, and if determined necessary, recommends potential candidates to the Board for nomination for election to the Board by the Company’s shareholders. The CGC’s goal is to ensure that the Board of Directors consists of a diverse group of members with the relevant expertise, skills, personal attributes and professional backgrounds who, individually and collectively, are appropriate to achieve the Company’s strategic vision and business objectives, and best serve the Company’s and shareholders’ long-term interests.

As part of the assessment process, the CGC evaluates whether the addition of a director or directors with particular attributes, experience, or skill sets could enhance the Board’s effectiveness. The CGC identifies director candidates through business, civic and legal contacts, and may consult with other directors and senior officers of the Company. The CGC may also utilize a search firm to help it identify, evaluate and conduct due diligence on potential director candidates. Once a candidate has been identified, the CGC confirms that the candidate meets the minimum qualifications for director nominees, and gathers information about the candidate through interviews, questionnaires, background checks, or any other means that the CGC deems to be helpful in the evaluation process. Director candidates are interviewed by the Chair of the CGC and at least one other member of the committee. Each member of the committee participates in the review and discussion of director candidates. Where appropriate, directors who are not on the CGC are encouraged to meet with and evaluate the suitability of potential candidates. The CGC then evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board in relation to the Company’s strategic goals, and recommends nominees to the Board. The full Board formally nominates candidates to be included in the slate of directors presented for shareholder vote based upon the recommendations of the CGC following this process.

Given the evolving needs and business strategy of the Company, the CGC believes that the Board of Directors as a whole should have diversity of thought and experience, which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, national origin, geographic representation, community involvement and age. However, the CGC does not assign specific weights to any particular criteria. Its goal is to identify nominees that, considered as a group, will possess the talents and characteristics necessary for the Board of Directors to fulfill its responsibilities and advance our strategic mission. In addition, each director must have the qualifications set forth in the Company’s Bylaws, as well as the personal characteristics and core competencies described below as our Director Eligibility Guidelines:

Director Eligibility Guidelines
Personal Characteristics	Core Competencies

•     the highest ethical character

•     a personal and professional reputation consistent with Seacoast’s values as reflected in its Code of Conduct

•     the ability to exercise sound business judgment

•     a willingness to listen to differing points of view and work in a mutually respectful manner

•     substantial business or professional experience and ability to offer meaningful advice and guidance to the Company’s management based on that experience

•     professional achievement through service as a principal executive of a major company, partner in a law or accounting firm, successful entrepreneur, prominent academic or similar position of significant responsibility

The CGC also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as a candidate’s:

•	understanding of and experience in the financial services industry, as well as accounting, finance, legal, real estate, corporate governance and technology expertise;

•	leadership experience with public companies or other major organizations, as well as civic and community relationships;

•	availability and commitment to carry out the responsibilities as a director;

•	knowledge, experience and skills that enhance the mix of the Board’s core competencies and provide a different perspective;

•	the absence of any real or perceived conflict of interest that would impair the director’s ability to act in the best interest of shareholders; and

•	qualification as an independent director.

In addition to nominations by the CGC, any Company shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director by providing advance notice of such proposed nomination to the Corporate Secretary at the Company’s principal offices at 815 Colorado Avenue, Stuart, Florida 34994. The written submission must comply with the applicable provisions in the Company’s Articles of Incorporation. To be considered, recommendations with respect to nominees for election as directors at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of the Company’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to the election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Company’s CGC. Candidates for director recommended by shareholders in compliance with these provisions and who satisfy the Director Eligibility Guidelines will be afforded the same consideration as candidates for director identified by Company directors, executive officers or search firms, if any, employed by the Company. For our 2022 Shareholder Meeting, no shareholder director nominee recommendations were received.

Board Responsiveness

The Company includes in its proxy statement a separate advisory vote on the compensation paid to its executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related proxy disclosure, commonly known as a “say-on-pay” proposal. Independent surveys have shown that an annual vote is the preferred frequency of most institutional investors. Our shareholders also have expressed a preference for an annual vote. Our Board also endorses an annual vote as we believe it gives shareholders an opportunity to voice their concerns with respect to executive compensation. Shareholder support of our say-on-pay proposal at our 2021 annual meeting was comparable to the prior year. (See “Outcome of our 2021 Say-On-Pay vote” in the table below.) Shareholder support of directors standing for election at the 2021 annual meeting was also comparable to the prior year. Below are highlights of the feedback we have received from shareholders and our Board’s response:

What We Heard	Our Board’s Response
Continue to deliver industry- leading financial results	Delivered 2021 earnings of $2.18 diluted EPS and $2.36 diluted adjusted EPS[1] and efficiency ratio of 55.4% and adjusted efficiency ratio[1] of 52.6%.
Distribute capital to shareholders	In 2021, Seacoast initiated a quarterly cash dividend of $0.13 per share.
Continue to emphasize stock ownership by management and directors	We continue to emphasize stock compensation with PSUs and RSAs granted under the long-term incentive plan (“LTIP”) to executive officers for achievement of performance objectives in 2021. All of our directors are paid a stock retainer; some defer a portion or all of their cash compensation into our director deferred compensation plan.

1 Non-GAAP measure; for more information and reconciliation to GAAP, refer to Appendix A – Information Regarding Non-GAAP Financial Measures.

What We Heard	Our Board’s Response
Outcome of our 2021 Say-On-Pay vote	At our 2021 annual meeting of shareholders, our say-on-pay proposal received the support of 98.5% of the votes cast. Our CGC considered the vote in relation to: 1) the alignment of our compensation program with the long-term interests of our shareholders, 2) the evolution of our business strategy with emerging opportunities and in fulfilling customer demand for innovative products and services, and 3) the relationship between risk-taking and the incentive compensation provided to our executives. The CGC will continue to evaluate and refine our executive compensation programs and welcomes input from our shareholders.
Disclose Environmental, Social and Governance (“ESG”) efforts and corporate sustainability	Information about the Company’s ESG initiatives and corporate sustainability oversight is enhanced in this 2022 proxy statement. In 2021, we launched a sustainability page on our corporate website to provide additional visibility to the Company’s ESG efforts. This page can be viewed at: https://www.seacoastbanking.com/corporate- information/sustainability/default.aspx.

The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee or the non-management directors as a group, or other individual directors. Shareholders who wish to communicate with the Board of Directors, a Board committee, the Lead Independent Director, other directors or an individual director may do so by sending written communications addressed to the Board of Directors, a Board committee or such group of directors or individual director, c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P.O. Box, 9012, Stuart, Florida 34995. All communications will be compiled by the Company’s Secretary and submitted to the Board of Directors, a committee of the Board of Directors or the group of directors or individual director, as appropriate, at the next regular meeting of the Board.

Board and Governance Highlights

Board Composition

In the past years, we have refreshed our Board with new talent to increase diversity and experience to better align overall Board capability with our strategic plan objectives. Since 2013, we have added seven new directors with strong skill sets to help achieve our growth initiatives. As a result, our overall Board composition has been enhanced across a number of important aspects creating a vibrant Board culture focused on creating shareholder value over the long term. Seacoast continues to build a diverse Board with experience aligned with our strategic mission to ensure a balanced mix of directors with a deep knowledge of Seacoast and its markets, as well as new members with fresh perspectives. Our Board currently consists of three women and two people of color.

BOARD REFRESHMENT AND CHARACTERISTICS

Board Skills and Characteristics

Our Board represents a range of diverse skills, experience and background that aligns with our long-term strategy and culture. Below are the mix of skills, qualifications, experience and diversity characteristics of the members of our Board as of the record date:

Skills, Qualifications and Experience	Dennis J. Arczynski	Jacqueline L. Bradley	H. Gilbert Culbreth, Jr.	Julie H. Daum	Christopher E. Fogal	Maryann Goebel	Dennis S. Hudson, III	Robert J. Lipstein	Alvaro J. Monserrat	Thomas E. Rossin	Charles M. Shaffer
Audit/Accounting/Finance experience is important in overseeing our financial reporting and internal controls	✔				✔		✔	✔	✔	✔	✔
Banking/Financial Services experience is important to guide product evolution and manage our business model and revenue generating services	✔	✔			✔	✔	✔	✔		✔	✔
Executive Leadership experience is important to monitor strategy and performance	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Corporate Governance experience is important to conduct decision-making and validate implementation	✔			✔		✔	✔	✔	✔	✔	✔
Digitalization/Business Intelligence experience is important for innovation and strengthening profitability and understanding customers	✔					✔	✔		✔		✔
Corporate Citizenship experience is important in understanding customer segments in markets served and implementing ESG efforts and sustainability initiatives		✔	✔		✔		✔		✔	✔	✔
Customer Experience knowledge is important to assess brand loyalty, customer engagement and create valuable customer relationships and long-term profitability	✔						✔		✔		✔
Legal and Regulatory Affairs experience is important to monitor compliance and regulatory requirements	✔				✔		✔	✔	✔	✔	✔
Risk Management experience is important in overseeing the risks throughout the organization	✔		✔			✔	✔	✔	✔	✔	✔
Cybersecurity/Information Security experience is important to assess tools to enhance business operations, customer service and cyber and information security	✔					✔	✔	✔	✔		✔
Human Capital and Diversity Management experience is important to assess compensation practices, diversity mix, talent, training programs and corporate culture within the company	✔	✔		✔		✔	✔		✔		✔
Total Number of Directors: 11
Gender Identity:	Male	Female	Non-Binary	Gender Undisclosed
Directors	8	3	--	--
Demographic Background:
African American or Black	--	1	--	--
Alaskan Native or American Indian	--	--	--	--
Asian	--	--	--	--
Hispanic or Latinx	1	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	7	2	--	--
Two or More Races or Ethnicities	--	--	--	--
LGBTQ+	--	--	--	--
Did Not Disclose Demographic Background	--	--	--	--

Our Corporate Governance Framework

Board Independence	• A total of 9 of our 11 directors, or over 82%, are considered independent as of the Annual Meeting date. • Our Chairman and CEO is the only member of management who serves as a director.
Board Refreshment & Diversity

•      We seek a board that, considered as a group, will possess a diversity of experience and differences with respect to personal, educational or professional experience, gender, ethnicity, national origin, geographic representation, community involvement and age.

•      We have a mix of new and longer tenured directors to help ensure fresh perspectives as well as continuity and experience. The average tenure of our directors is 9.9 years.

Board Committees

•      We have four standing Board committees—Audit; Compensation and Governance (“CGC”); Enterprise Risk Management (“ERMC”); and Corporate Development (“CDC”).

•      The Audit Committee and CGC consist entirely of independent, non-management directors.

•      Chairs of the committees shape the agenda and information presented to their committees.

Lead Independent Director

•      Our independent directors elect a lead independent director.

•      Our lead independent director chairs regularly scheduled executive sessions, without management present, at which directors can discuss management performance, succession planning, board informational needs, board effectiveness or any other matter.

Board Oversight of Strategy & Risk

•         Our Board has ultimate oversight responsibility for strategy and risk management.

•         Our Board directly advises management on development and execution of the Company’s strategy and provides oversight through regular updates.

•         The CDC helps ensure that the strategic vision for the Company is fulfilled by challenging, proposing, reviewing, and monitoring corporate development initiatives of the Company relating to M&A activity, capital allocation and planning, corporate development strategies, and shareholder relations.

•         Through an integrated enterprise risk management process, key risks, including those related to privacy and cybersecurity are reviewed and evaluated by the ERMC before they are reviewed by the Board.

•         The ERMC oversees the integration of risk management at Seacoast, monitors the risk framework and makes recommendations to the Board regarding the Company’s risk appetite.

•         The Audit Committee oversees the Company’s financial statements and internal accounting controls and processes.

•         The CGC oversees risks and exposures related to the Company’s corporate governance, director succession planning, and compensation practices to ensure that they do not encourage imprudent or excessive risk-taking, and assists with its leadership assessment and CEO succession planning.

Accountability

•         We have a plurality vote standard for the election of directors, with a director resignation policy for uncontested elections.

•         Each common share is entitled to one vote.

•         We have a process by which all shareholders may communicate with our Board, a Board committee or non-management directors as a group, or other individual directors.

Director Stock Ownership	• A minimum stock holding of three times the annual base retainer is required for each director, to be acquired within four years of joining the Board.
Succession Planning	• CEO and management succession planning is one of the Board’s highest priorities. Our Board ensures that appropriate attention is given to identifying and developing talented leaders.
Board Effectiveness

•         The Board meets in a director-only session prior to each regular meeting to discuss the Company’s business condition. After each regular meeting, directors are offered the opportunity to meet in an executive session of non-management directors led by the lead independent director.

•         The Board and its independent committees annually evaluate their performance.

Open Communication

•         Our Board receives regular updates from business leaders regarding their area of expertise.

•         Our directors have access to all management and employees on a confidential basis.

•         Our Board and its committees are authorized to hire outside consultants at their discretion and at the Company’s expense.

CORPORATE GOVERNANCE AT SEACOAST

Our goal is to maintain a corporate governance framework that supports an engaged, independent board with diverse perspectives and judgment that is committed to representing the long-term interests of our shareholders. We believe our directors should possess the highest personal and professional standards for ethics, integrity and values, as well as practical wisdom and mature judgment. Therefore, our Board, with the assistance of management and the CGC, regularly reviews our corporate governance principles and practices.

The Board’s Role in Strategy and Risk Oversight

The Board of Directors actively reviews our long-term strategy and the plans and programs that management develops to implement our strategy. While the Board meets formally at least once every year to consider overall long-term strategy, it generally reviews various elements of strategy, and our progress towards implementation thereof, at every regular meeting. Our directors are actively engaged in our strategic planning process and exercise robust oversight while challenging our strategies and implementation of such strategies.

The Board believes that strategic risk is an exceptionally important risk element among a number of risks that the Company faces. As a result, our Board works to ensure that this risk is appropriately managed in the context of the rapidly changing environment in which the Company and its customers operate. The Board does not believe this risk can be delegated and the Board as a whole regularly spends a significant amount of its time engaged with management and in executive session discussing our long-term strategies, the effectiveness of our plans to implement such strategies, and our progress against those plans.

The Board believes that an integral part of managing strategic risk is ensuring that the Board’s views are considered as our strategy evolves. The Board strongly believes that having active and engaged committee chairs and a lead independent director better ensures that the Board as a whole can serve as a credible challenge to management’s plans and programs and increases transparency.

The Board’s committees also work to ensure that we have the right alignment to support our long-term strategic direction including: (i) an active Board recruitment process focused on developing or acquiring the skill, experience and attributes of both individuals and the Board as a whole needed to support our strategy, (ii) ensuring an appropriate link is established between our compensation design and our long-term strategy to encourage and reward the achievement of our long-term goals and protect shareholder value by discouraging excessive risk taking, and (iii) ensuring that our risk management structure can effectively manage the inherent risks that underlie our strategy.

Other types of risks that the Company faces include:

•	macro-economic risks, such as inflation, interest rate fluctuations, reductions in economic growth, or recession;

•	political or regulatory risks, such as restriction on access to markets;

•	event risks, such as global pandemics, including COVID-19, natural disasters, acts of war or terrorism or cybersecurity breaches; and

•	business-specific risks related to financial reporting, credit, asset/liability management, market, operational execution (corporate governance, legal and regulatory compliance), and reputation.

Our Enterprise Risk Management Committee (“ERMC”) of the Board of Directors regularly assesses our overall risk profile and oversees our risk management programs, which are implemented by our chief risk officer. Information security is a significant operational risk for financial institutions, and includes the risk of losses resulting from cyber-attacks. Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and information security risk. In light of these risks, the ERMC reviews our data privacy and information security policies and practices on an annual basis. Additionally, the Board assesses the risks and changes in the cyber environment through presentations and reports provided to our ERMC, including participation in annual cyber security education and training.

Environmental, Social and Governance (“ESG”)

Our Board recognizes the importance of operating in a responsible and sustainable manner aligned with our mission, vision and values. Our Compensation and Governance Committee (“CGC”) of the Board is charged with monitoring ESG efforts, and identifies and discusses ESG issues material to our business and communities where we operate. We consider feedback from investors, employees, regulators, customers and other stakeholders on ESG topics. A key focus of our long-term strategic plan is managing growth through an evolving risk view, in which attention to ESG matters is critical to success. The Board and senior management are committed to continuing to build upon these efforts in the coming years. You may view additional information about the Company’s corporate sustainability and ESG activities on our investor relations website located at www.SeacoastBanking.com.

Environmental Awareness	Disaster Response Programs

Business continuity plan
Seacoast has been serving Florida-based communities since 1926 and is aware of the unique exposures of our communities to climate change and to weather-related events. As such, we have invested a great deal of time and effort into developing a strong and effective business continuity plan.

Customer response plan
We understand that our customers may experience financial challenges as a result of business interruption from disasters and other emergencies. Seacoast assists by offering special programs, including loan payment assistance and emergency loans to meet individual customer needs.

Corporate Energy Conservation Efforts
Select locations are LEED-certified facilities
Leadership in Energy and Environmental Design (“LEED”) is the most widely used green building rating system in the world, providing a framework for healthy, highly efficient, and cost-saving green buildings. Registered through the U.S. Green Building Council, LEED certification is a globally recognized symbol of sustainability achievement and leadership.

Select locations with electric vehicle charging stations
Electric vehicle (“EV”) charging stations, currently available at select branches, provide a valuable amenity for our customers and associates and support the transition away from fossil fuels. Use of these charging stations and the vehicles they support has a tangible impact on greenhouse gas emissions.

Using reclaimed water for irrigation
To preserve water resources, our facilities use reclaimed water whenever possible to maintain landscaping. Since 2013, Seacoast has saved over 350,000 gallons of drinkable water by using reclaimed water.

LED lighting
Throughout most of our facilities, interior and exterior lighting has been converted to LED, which uses energy more efficiently than other types of bulbs and saves electricity because the life span of LEDs far surpasses that of other bulbs.

Recycling program
Recycling and paper shredding programs have been implemented across our footprint, including on our main campus. In addition, electronics are recycled according to federal, state and local guidelines, as well as certified R2 and ISO 14001 guidelines.

Printing and paper reduction
We have optimized many of our operational processes, including consolidating printers and increasing awareness of printing and paper use. These changes have helped substantially reduce our use of consumables such as paper, ink, and toner, while reducing electricity use and maintenance costs. Toner cartridges are recycled and paper waste is disposed of responsibly.

Supplies and sourcing
Centralized sourcing for the purchase of office supplies reduces waste and lowers costs. Our robust third party risk management function works to ensure that our suppliers apply sustainable and resilient business practices.

Social Engagement	Health and Well-Being of our Employees, Customers and Communities
The health, well-being and safety of our employees, customers and communities are our top priority. We continue to be attentive to the health risks of COVID-19 on our associates, and have taken multiple measures to promote safety in our offices and protect our team members. Through our commitment to monitor, assess and implement guidance and best practices recommended by the Centers for Disease Control and Prevention (CDC), we have been able to maintain the continuity of all services that we provide to our customers, while also managing the spread of the virus and promoting the health, well-being and safety of our employees, customers and communities.

Seacoast provides access to a variety of resources to address personal health and financial wellness. Comprehensive Employee Assistance Plan (EAP) resources are accessible to all associates addressing a wide range of topics from substance abuse to child and elder care resources. Associates are encouraged to balance their physical fitness with their work life with a reimbursement for a portion of fitness center memberships. We also offer financial planning resources for help with student debt, retirement planning and one-on-one financial planning sessions to all associates.

Additionally, we offer competitive salaries and employee benefits including, among others, paid vacation time, medical, dental and vision insurance benefits, 401(k) plan with company match, and an employee stock purchase plan.
Diversity and Inclusion
We strive to create an atmosphere where associates feel welcome and confident bringing their whole self to work. Inclusion, respect, and fairness live at the core of our company culture, and we believe the diversity of our associate base and of the communities we serve make us stronger. We believe that each associate has a unique perspective that can be valuable to our company, our customers, and our communities. We have been intentional in listening to and discussing diversity inclusion, equality and racial issues with our associates.

As part of the many things we do to support our associates and their families, as well as additional steps we are taking to continue to build on this progress, we have established four Associate Resource Groups (“ARGs”): Black Associates and Allies Network (BAAN), LGBT+, Military Outreach and Women Mean Business, all of which collaborate across regions. The Company places a high value on inclusion, engaging employees in our ARG programs comprised of associates with diverse backgrounds, experiences or characteristics who share a common interest in professional development, improving corporate culture and delivering sustained business results. Each group is sponsored by a senior executive leader. As of December 31, 2021, 20% of employees across the Company are a member of at least one of our ARGs.

Human Capital Management and Employee Engagement
The Board believes that human capital management is an important element of the Company’s continued growth and success, and is essential to our ability to attract, retain and develop talented and skilled associates. Our senior leadership and human resources teams, with oversight by our CGC, are responsible for attracting and retaining top talent by facilitating an environment where employees feel supported and encouraged in their professional and personal development.

Seacoast offers competitive compensation, comprehensive benefits and appropriate training to provide growth, development opportunities and multiple career paths within our Company. We invest in our associates through training and development programs, as well as tuition reimbursement to promote continued professional growth. We also identify potential internal candidates to fill positions by evaluating critical job skill sets, identifying competency gaps and creating developmental plans. To ensure that we are meeting associates’ expectations, we conduct an Employee Engagement Survey each year. The results of the survey and the process of ongoing improvement are discussed with the Board at least annually. In 2021, our engagement score was 83%, with 93% participation by the associate base, a 9% increase from the prior year. Of the 93% associate base that participated, 84% of associates recommended Seacoast as a great place to work.

Social Engagement	Investing in our Communities
	Community Reinvestment

Demonstrating a strong commitment to serving its communities, Seacoast has established programs under the Community Reinvestment Act (CRA) that are responsive to the credit and deposit services needs of low and moderate income communities. Seacoast’s CRA programs are designed to provide a vehicle that will assist in improving the quality of life and economic well-being of communities, families and businesses across our footprint. In doing so, Seacoast Bank has earned an overall “Outstanding” CRA rating from the Office of the Comptroller of the Currency in each of its six most recent examinations.

	Seacoast encourages all levels of staff and its directors to become active in community service by supporting various community, educational and nonprofit organizations. Seacoast’s CRA Community Ambassador’s Program facilitates greater community engagement and fosters better understanding and improves knowledge of CRA across our footprint. The team of Community Ambassadors is comprised of 25 associates, including the CRA Officer and Director of Compliance, along with two ambassadors from each market who meet on a quarterly basis to discuss initiatives and share resources.

	Community Efforts
	We also encourage investments, philanthropic giving and charitable donations in support of identified economic impact areas, financial literacy and capacity, food insecurity, small business development, housing insecurity, employment instability and access to credit and deposit services for the overall community - and especially for individuals of low and moderate income. Organizations have the opportunity to connect with our Charitable Giving Committee, which has been established to support grant requests. In 2021, Seacoast donated over $100,000 towards local markets representing children, women, people of color, elder care, domestic violence, as well as not-for-profit organizations and foundations, such as Habitat for Humanity and Boys and Girls Club.

	Seacoast is a proud supporter of the United Way, donating over $1 million since 2010. Additionally, charitable donations from Seacoast also supported organizations working to address social and racial unrest during 2020 and 2021. Seacoast annually participates in local back to school drives, food for families drives and holiday toy drives, each of which supports local underrepresented children and families.

	Community Giving Highlights in 2021

	28,147	$21K	4,249	$162K
	pounds of food donated during our annual Food for Families initiative	raised for Making Strides Against Breast Cancer	gifts for families in need collected during our holiday toy drive	raised for local communities through our annual United Way campaign

	Awards and Recognition
	We believe that a key element of sustainability is being a great place to work for our employees. In 2021, Seacoast’s efforts in this area earned several awards and recognitions:

	• American Banker’s Best Banks to Work For
	• Forbes’ 2021 America’s Best Banks Ranking
	• Fortune’s 100 Fastest-Growing Companies
	• Best Places to Work for LGBTQ Equality by the Human Rights Campaign Foundation
	• Top 10 Most Generous Workplaces by United Way of Martin County
	• 2021 Corporate Spirit Award by the United Way of Martin County
	• Manager Excellence Program featured in American Banker
	• Orlando Business Journal’s Best Places to Work

Governance Practices	Governance Policies
Seacoast is committed to long-term success through strong corporate governance and ethical business practices, with appropriate controls and transparency forming the foundation for achievement of our strategic mission.

Important elements of our corporate governance framework are our governance policies, which include:
• Corporate Governance Guidelines
• Code of Conduct
• Code of Ethics for Financial Professionals; and
• Charters for each of our Board committees

You may view these and other corporate governance documents on our investor relations website located at www.SeacoastBanking.com, or request a copy, without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995. Information included on our website, other than the proxy statement and form of proxy, is not a part of the proxy soliciting material.

Data Privacy and Information Security
Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, by regularly assessing and updating our response to information security risk and changes in the cyber environment.

Seacoast has adopted a Data Privacy Policy and Information Security Policy that are reviewed by the Enterprise Risk Management Committee (ERMC) of the Board of Directors on an annual basis. Through an integrated enterprise risk management process, key risks, including those related to privacy and cybersecurity are reviewed and evaluated by the ERMC before they are reviewed by the full Board.

Board Composition

Seacoast continues to build a diverse Board with experience aligned with our strategic mission to ensure a balanced mix of directors with a deep knowledge of Seacoast and its markets, as well as new members with fresh perspectives. Our Board consists of all independent Board members, with the exception of two directors, including one executive director. All members of the Audit Committee and Compensation and Governance Committee of the Board and the Chair of the Enterprise Risk Management Committee are independent directors. Women account for 27% of the Board of Directors, including our Compensation and Governance Committee Chair. Our independent directors annually select a Lead Independent Director who chairs regularly scheduled executive sessions, without management present.

Shareholder Engagement
The Company engages with our shareholders to ensure that the Board and management are aware of and address issues of importance to our investors. We regularly meet with various institutional shareholders and welcome feedback from other shareholders, which is considered by the Board or appropriate Board committee. In 2021, management met with approximately 40 institutional shareholders, representing over 25% of the company’s ownership at December 31, 2021.

Corporate Governance Principles and Practices

Board Independence

The Company’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SBCF”. Nasdaq requires that a majority of the Company’s directors be “independent,” as defined by the Nasdaq rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board of Directors has determined that a majority of the Company’s directors are independent directors under the Nasdaq rules. The Company’s independent directors in 2021 were: Dennis J. Arczynski, Jacqueline L. Bradley, H. Gilbert Culbreth, Jr., Julie H. Daum, Christopher E. Fogal, Maryann Goebel, Robert J. Lipstein, Alvaro J. Monserrat and Thomas E. Rossin. Our governance principles provide that a substantial majority of our directors will meet the criteria for independence required by Nasdaq. Over 80% of our Board meets Nasdaq’s criteria for independence.

Board Evaluation Process

Periodically, our Board and each Board committee evaluate their performance and effectiveness, along with processes and structure, to identify areas for enhancement. The process is described below.

Element	Description
Corporate Governance Review and Investor Feedback

The CGC reviews corporate governance principles with consideration given to generally accepted practices and feedback from investors and makes recommendations for Board changes. This committee also oversees the process for annual board evaluations.

Annual Board & Committee Self-Evaluations	In 2021, Board and committee evaluations were individually conducted to assess the effectiveness of the Board and committees of the Board.
Summary and Review

For the 2021 Board and committee evaluations, responses were compiled and summarized, including comments, which were reviewed by the Chairman and Lead Independent Director, and who together presented summary results to the full Board. The committee evaluations were reviewed by the respective committee chairs, who then discussed the results with their respective committees and the full Board.

Actions

As a result of the Board evaluation process, the Board gained insight as to governance structure, process improvements to facilitate broader engagement around cultural matters and completion of the CEO succession plan.

Board Leadership Structure

In 2021, Dennis S. Hudson, III, served as the Executive Chairman of the Board of Directors. As part of the completion of the Company’s succession plan, President and CEO Charles M. Shaffer was appointed Chairman of the Board of Directors, effective February 3, 2022. Prior to Mr. Shaffer’s appointment, Mr. Hudson held the post of Chairman for the past 17 years. Mr. Hudson will continue to serve as a director of the Company’s Board of Directors, and its subsidiary Bank Board of Directors.

The Board leadership framework is provided through: 1) Chairman and CEO Shaffer’s guidance and deep understanding of the financial services industry, 2) a clearly defined lead independent director role, 3) active committees and committee chairs, and 4) talented directors who are committed and independent-minded. At this time, the Board believes this governance structure is appropriate and best serves the interests of our shareholders and other stakeholders.

Lead Independent Director

To further strengthen our corporate governance, our independent directors annually select a Lead Director from the independent directors. Our Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. In January 2022, the Board re-elected Christopher E. Fogal to serve as Lead Independent Director.

Non-Management Executive Sessions

In order to give a significant voice to our non-management directors, our Corporate Governance Guidelines provide for executive sessions of our non-management and independent directors. Our Board believes this is an important governance practice that enables the Board to discuss matters without management present.

Our non-management directors are given the opportunity to meet in executive session following each regularly scheduled Board meeting. Our independent directors meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Our Lead Independent Director presides at all executive sessions of the independent directors and non-management directors, and sets the agenda for such executive sessions. Any independent director may call an executive session of independent directors at any time. The independent directors met two times in executive session in 2021.

Management Succession Planning and Development

Our Board understands that a strong succession framework reduces Company risk and therefore ensures that appropriate attention is given to identify and develop talented leaders. Consequently, we have a robust management succession and development plan which is reviewed annually and updated accordingly. The Board maintains oversight responsibility for succession planning with respect to the position of CEO and monitors and advises management regarding succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has short-term contingency plans in place for emergency and unexpected occurrences, such as the sudden departure, death, or disability of our CEO or other executive officers.

The CGC, working with the CEO, annually evaluates succession planning at the senior levels of management and reports the results of such evaluation to the Board, along with recommendations on management development and succession planning. The updated succession plan is reviewed and approved by the Board to ensure that competencies are in alignment with our overall strategic plan.

The annual review of the CEO succession planning includes a review of specific individuals identified as active CEO succession candidates, and each of those individuals is reviewed with respect to progress in his or her current job position and progress toward meeting his or her defined leadership development plan. The Company’s CEO and senior management are similarly responsible for supporting “next generation” leadership development by: identifying core talent, skills and capabilities of future leaders within the Company; assessing the individuals against leadership capabilities; identifying talent and skill gaps and development needs; assisting with internal candidate development; and identifying significant external hiring needs.

The Board and individual Board members may advise, meet with, and assist CEO succession candidates and become familiar with other senior and future leaders within the Company. Directors are encouraged to become sufficiently familiar with the Company’s executive officers to be able to provide perspective on the experience, capabilities and performance of potential CEO candidates. The Board encourages senior management, as well as other members of management who have future leadership potential within the Company, to attend and present at Board meetings so that each can be given appropriate exposure to the Board. The Board may contact and meet with any employee of the Company at any time, and are encouraged to make site visits, to meet with management, and to attend Company, industry and other events.

Committee Structure

Oversight is also provided through the extensive work of the Board’s committees – Audit Committee; Compensation and Governance Committee (“CGC”); Corporate Development Committee (“CDC”); and Enterprise Risk Management Committee (“ERMC”) – in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning, compensation programs, capital planning and risk management. The Audit Committee and the CGC consist entirely of independent, non-management directors.

In addition, each year, the Board and each of its committees review a schedule of agenda topics to be considered in the coming year. Each Board and committee member may raise subjects that are not on the agenda at any meeting and suggest items for inclusion in future agendas. The Company believes that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, evaluation of decisions and direction from the Board of Directors.

BOARD MEETINGS AND COMMITTEES

Board Meeting Attendance

The Board of Directors held six regular meetings and two special meetings during 2021. Each of the directors attended either in-person or virtually at least 75% of the total number of meetings of the Board of Directors and committees on which they served.

Annual Meeting Attendance

The Company encourages all of its directors to attend its shareholders’ meetings but understands that situations may arise that prevent such attendance. A total of nine of the 11 then-incumbent Directors attended the Company’s 2021 annual shareholders’ meeting, of which five Directors attended by phone in light of travel restrictions and safety precautions amid COVID-19, and four Directors attended in-person.

Board Committees

The Company’s Board of Directors has four standing permanent committees. These committees serve the same functions for the Company and the Bank. The current composition of each Company committee and the number of meetings held in 2021 are set forth in the table:

Board Committee Membership and 2021 Committee Meetings

Director Name	Audit	Compensation & Governance	Corporate Development	Enterprise Risk Management
Dennis J. Arczynski (1)	✔		✔	✔ (2)
Jacqueline L. Bradley (1)			✔
H. Gilbert Culbreth, Jr. (1)		✔
Julie H. Daum (1)		✔
Christopher E. Fogal (1)(3)	✔
Maryann Goebel (1)	✔	✔ (2)		✔
Dennis S. Hudson, III (4)			✔
Robert J. Lipstein (1)	✔ (2)			✔
Alvaro J. Monserrat (1)	✔	✔	✔
Thomas E. Rossin (1)			✔ (2)	✔
Charles M. Shaffer (5)
TOTAL MEETINGS HELD IN 2021	8	9	8	6

(1)	Independent Director

(2)	Committee Chair

(3)	Lead Independent Director

(4)	Former Executive Chairman of the Board

(5)	Chairman of the Board appointed February 3, 2022

Each committee has a charter specifying such committee’s responsibilities and duties. Each committee charter, including the Audit Committee and Compensation and Governance Committee charters, are reviewed annually. These charters are available on the Company’s website at www.SeacoastBanking.com or upon written request.

Key Committee Responsibilities

AUDIT COMMITTEE	COMPENSATION AND GOVERNANCE COMMITTEE
Key Responsibilities	Key Responsibilities

•      reviews Seacoast’s financial statements and internal accounting controls, and reviews reports of regulatory authorities and determines that all audits and examinations required by law are performed

•      appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management’s response thereto

•      reviews the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and changes to the Company’s Code of Conduct, and approves related party transactions

•      reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff and those outsourced to a third party; oversees the audit function and appraises the effectiveness of internal and external audit efforts

•      determines the compensation of the Company’s and the Bank’s key executive officers

•      recommends director compensation for Board approval

•      administers the Company’s incentive compensation plans and other employee benefit plans

•      oversees the preparation of the “Compensation Discussion and Analysis” section of this proxy statement

•      identifies and recommends to the Board qualified individuals to serve as members of the Boards of Directors of the Company and/ or the Bank

•      oversees efforts to create a diverse workforce that fosters and supports an inclusive culture

•      takes a leadership role in shaping corporate governance policies, practices, and guidelines, and oversees the Board’s governance processes

•      proposes recommendations to the Board of Directors concerning management development and succession planning activities at the senior levels of management

•      oversees environmental stewardship and social responsibility reporting, and corporate sustainability matters

Independence / Qualifications	Independence / Qualifications

•      all committee members are independent under Nasdaq and SEC rules and each member is able to read and understand financial statements

•      at least one committee member is an “audit committee financial expert” as defined by Item 407 of Regulation S K; the Board has determined that Christopher E. Fogal and Robert J. Lipstein are such financial experts

•      the Audit Committee met four times in private session with our independent auditor, and four times in private session without members of management present, following meetings in 2021

•      all committee members are independent under Nasdaq and SEC rules

•      no member of the committee is a former or current officer or employee of the company or any of its subsidiaries

•      no member has any interlocking relationship with the Company requiring disclosure under the rules of the SEC

ENTERPRISE RISK MANAGEMENT COMMITTEE	CORPORATE DEVELOPMENT COMMITTEE
Key Responsibilities	Key Responsibilities

•      monitors the risk framework to assist the Board in identifying, considering, and overseeing critical issues and opportunities

•      evaluates strategic opportunities from a risk perspective, highlights key risk considerations embedded in such strategic opportunities, and makes recommendations on courses of action to the Board based on such evaluation

•      provides oversight of the risk management monitoring and reporting functions to help ensure these functions are independent of business line or risk-taking processes

•      makes recommendations to the Board regarding the Company’s risk appetite, limits and policies and reviewing the strategic plan to help ensure it aligns with the Board-approved risk appetite

•      reviews key management, systems, processes and decisions, and assesses the integrity and adequacy of the risk management function to help build risk assessment data into critical business systems

•      recommends to the Board the capital policy consistent with the Company’s risk appetite and reviews capital adequacy and its allocation to each line of business

•      supports, sources and/or challenges M&A activities related to banks and non-bank entities as pertinent to the Company’s stated strategic objectives

•      oversees business model transformation activities including investments in corporate development

•      reviews capital allocations and planning to ensure an acceptable return on capital while ensuring timely exits from businesses that do not provide an acceptable return or have limited growth prospects

•      reviews the Company’s long-term corporate development strategies and monitors progress tracking

•      makes inquiries of management that appropriate strategic metrics and modeling capabilities are used in order to assess the strength of existing strategies and potential investments, aligned with the Company’s stated strategic objectives

•      ensures that management is effectively and consistently communicating with shareholders in a manner that is aligned with the Company’s broader strategic vision

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of five directors: Dennis J. Arczynski, Christopher E. Fogal, Maryann Goebel, Robert J. Lipstein (Chair) and Alvaro J. Monserrat.

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Seacoast Banking Corporation of Florida (the “Company”) in its general oversight of the Company’s accounting, auditing and financial reporting practices. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Crowe LLP, for the year ended December 31, 2021 is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

The members of the Committee are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters. To carry out its responsibilities, the Committee held eight meetings in 2021.

In the performance of its oversight responsibilities, the Committee has reviewed and discussed with management and Crowe LLP the audited financial statements of the Company for the year ended December 31, 2021. Management represented to the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company at the dates and for the periods described. The Committee has relied upon this representation without any independent verification, except for the work of Crowe LLP. The Committee also discussed these statements with Crowe LLP, both with and without management present, and has relied upon their reported opinion on these financial statements. The Committee’s review included discussion with Crowe LLP of the matters required to be discussed under Public Company Accounting Oversight Board standards.

With respect to the Company’s independent registered public accounting firm, the Committee, among other things, discussed with Crowe LLP matters relating to its independence and received from Crowe LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.

On the basis of these reviews and discussions, and subject to the limitations of its role, the Committee recommended that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

The Audit Committee:

Robert J. Lipstein, Chair

Dennis J. Arczynski

Christopher E. Fogal

Maryann Goebel

Alvaro J. Monserrat

February 25, 2022

OWNERSHIP OF OUR COMMON STOCK

The tables below provide information regarding the beneficial ownership of our common stock as determined in accordance with SEC rules and regulations as of the Record Date by (i) each of the Company’s directors, (ii) each of the named executive officers, (iii) all current directors and executive officers as a group, and (iv) each beneficial owner of more than 5%. As of the Record Date, 61,233,937 shares of common stock were outstanding. Unless otherwise indicated, and subject to community property laws where applicable, the Company believes that each of the shareholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

Director, Executive Officers and Certain Beneficial Stock Ownership

As of the Record Date, based on available information, all directors, director nominees and executive officers of Seacoast as a group (14 persons) beneficially owned approximately 1,213,565 outstanding shares of common stock, constituting 2.0% of the total number of shares of common stock outstanding at that date as set forth in the table below. In addition, as of the Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over 227,534 outstanding shares, or 0.4% of the outstanding shares, of Seacoast common stock, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans.

The following table also sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, or principal shareholders, known by the Company to beneficially own 5% or more of the Company’s outstanding common stock, exclusive of directors and officers. The information regarding beneficial ownership of common stock by the entities identified below are included in reliance on reports filed by the entities with the SEC, except that the ownership percentage is based on the Company’s calculations.

Name of Beneficial Owner	Amount and Nature of	Percentage of
Directors and Executive Officers	Beneficial Ownership	Outstanding Shares
Dennis J. Arczynski	56,526 (1)	*
Jacqueline L. Bradley	32,543 (2)	*
H. Gilbert Culbreth, Jr.	87,673 (3)	*
Julie H. Daum	66,051 (4)	*
Christopher E. Fogal	49,147 (5)	*
Maryann Goebel	31,098 (6)	*
Dennis S. Hudson, III	570,514 (7)	*
Robert J. Lipstein	14,480 (8)	*
Alvaro J. Monserrat	18,945 (9)	*
Thomas E. Rossin	19,908 (10)	*
Charles M. Shaffer	167,794 (11)	*
Tracey L. Dexter	10,052 (12)	*
Joseph M. Forlenza	19,198 (13)	*
Juliette P. Kleffel	69,636 (14)	*
All directors and executive officers as a group (14 persons)	1,213,565	2.0%
Name of Beneficial Owner	Amount and Nature of	Percentage of
Certain Other Beneficial Owners	Beneficial Ownership	Outstanding Shares
BlackRock, Inc.
55 East 52nd Street	8,625,827 (15)	14.8%
New York, NY 10055
T. Rowe Price Associates, Inc.
100 E. Pratt Street	4,581,082 (16)	7.8%
Baltimore, MD 21202
Capital World Investors
333 South Hope Street	4,106,901 (17)	7.0%
Los Angeles, CA 90071
The Vanguard Group
100 Vanguard Boulevard	3,619,289 (18)	6.2%
Malvern, PA 19355

* Less than 1%

(1)	Includes 3,729 shares held in a limited liability company, as to which shares Mr. Arczynski has sole voting and investment power. Also includes 9,110 shares held jointly with his wife, as to which shares Mr. Arczynski may be deemed to share both voting and investment power. Also includes 34,126 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Arczynski has no voting or dispositive power. Also includes 5,561 shares that Mr. Arczynski has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(2)	Includes 17,040 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Ms. Bradley has no voting or dispositive power. Also includes 8,503 shares that Ms. Bradley has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(3)	Includes 10,000 shares held in an IRA, 26,000 shares held in a family limited liability company, and 8,200 shares held in a family sub-S corporation, as to which shares Mr. Culbreth has sole voting and investment power. Also includes 1,000 shares held jointly with Mr. Culbreth’s children and 10,328 shares held jointly with his wife, as to which shares Mr. Culbreth may be deemed to share both voting and investment power. Also includes 28,331 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Culbreth has no voting or dispositive power. Also includes 2,142 shares that Mr. Culbreth has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(4)	Includes 30,494 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Ms. Daum has no voting or dispositive power. Also includes 8,138 shares that Ms. Daum has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(5)	Includes 4,490 shares held jointly with Mr. Fogal’s wife and 4,688 shares held by Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power. Also includes 20,470 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Fogal has no voting or dispositive power. Also includes 8,138 shares that Mr. Fogal has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(6)	Includes 19,533 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Ms. Goebel has no voting or dispositive power. Also includes 5,561 shares that Ms. Goebel has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(7)	Includes 51,416 shares held by Sherwood Partners Ltd, of which Mr. Hudson is the general partner and has sole voting and investment power with respect to such shares. Also includes 18,104 shares held jointly with Mr. Hudson’s wife. Also includes 31,343 shares held in the Company’s Retirement Savings Plan, and 272,631 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Record Date. Also includes 27,488 shares held by Mr. Hudson’s wife as to which shares Mr. Hudson may be deemed to share both voting and investment power. Includes 9,356 shares held in an IRA.

(8)	Includes 12,168 shares held jointly with Mr. Lipstein’s wife.

(9)	Includes 12,372 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Monserrat has no voting or dispositive power and 3,573 shares that Mr. Monserrat has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(10)	Includes 72 shares held jointly with Mr. Rossin’s wife. Also includes 19,836 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Rossin has no voting or dispositive power.

(11)	Includes 1,118 shares held in the Company’s Retirement Savings Plan and 5,559 shares held in the Company’s Employee Stock Purchase Plan. Also includes 104,251 shares that Mr. Shaffer has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(12)	Includes 344 shares held in the Company’s Employee Stock Purchase Plan. Also includes 2,842 shares that Ms. Dexter has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(13)	Includes 12,635 shares that Mr. Forlenza has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(14)	Includes 35,966 shares that Ms. Kleffel has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(15)	According to a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 27, 2022 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2021, BlackRock, Inc. has sole voting power with respect to 8,625,827 shares of Seacoast common stock and sole dispositive power with respect to 8,625,827 shares of Seacoast common stock. The Schedule 13G/A provides that BlackRock is a parent holding company and that the shares of common stock listed on the Schedule 13G/A are owned by various subsidiaries of BlackRock. In addition, BlackRock reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock, and that one such person, iShares Core S&P Small-Cap ETF, is known to have more than 5% of Seacoast common stock.

(16)	According to a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc., (“Price Associates”) and T. Rowe Price Funds on February 14, 2022 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2021, Price Associates has sole voting power with respect to 1,049,861 shares of Seacoast common stock and sole dispositive power with respect to 4,581,082 shares of Seacoast common stock. The Schedule 13G/A provides that Price Associates is an investment advisor and not more than 5% of Seacoast common stock is owned by any one client subject to the investment advice of Price Association. The schedule further provides that the shares of common stock listed on the Schedule 13G/A are owned by various subsidiaries of Price Associates. In addition, Price Associates reported that in respect to securities owned by any one of the T. Rowe Funds, only the custodian has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock.

(17)	According to a Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company (“CRMC”), and its various investment management subsidiaries, on February 14, 2022 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2021, Capital World Investors has sole voting power with respect to 4,106,901 shares of Seacoast common stock and sole dispositive power with respect to 4,106,901 shares of Seacoast common stock. The Schedule 13G/A provides that Capital World Investors is an investment advisor and that the shares of common stock listed on the Schedule 13G/A is owned on behalf of one client subject to the investment advice of Capital World Investors. In addition, Capital World Investors reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock, and that one such person, SMALLCAP World Fund, Inc., is known to have more than 5% of Seacoast common stock.

(18)	According to a Schedule 13G/A filed by The Vanguard Group on February 9, 2022 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2021, The Vanguard Group has shared sole dispositive power with respect to 3,532,201 shares of Seacoast common stock and 87,088 shares have shared dispositive voting power and 44,210 shares with shared voting power. The Schedule 13G/A provides that The Vanguard Group is an investment advisor and that the shares of common stock listed on the Schedule 13G/A are owned by various subsidiaries of The Vanguard Group, the parent holding company. In addition, The Vanguard Group reported that no one person is known to have more than 5% of Seacoast common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and persons beneficially owning more than 10% of the Company’s common stock are required to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of such reports and written representations from the reporting persons, the Company believes that, during and with respect to fiscal year 2021, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of its common stock were complied with in a timely manner.

Named Executive Officers

Named Executive Officers (“NEOs”) are appointed annually at the organizational meetings of the respective Boards of Directors of Seacoast and the Bank, to serve until the next annual meeting and until successors are chosen and qualified. In 2021, Mr. Hudson served as Executive Chairman. Mr. Shaffer served as President and CEO in 2021 and was elected Chairman of the Board on February 3, 2022.

Dennis S. Hudson, III Former Executive Chairman

Age: 66                 Education: MBA, Florida State University                                 Tenure: 45 years

SELECT PRIOR EXPERIENCE:

●     Director of Seacoast and Bank since 1984

●     Chairman of Seacoast from 2005 to 2021

●     CEO of Seacoast from 1998 to 2020 and Bank from 1992 to 2020

●     Over 45 years of banking experience with Seacoast

OTHER AFFILIATIONS/CERTIFICATIONS:

●     Chesapeake Utilities Corporation, member of board, audit and compensation committees

●     Board Member and Chair of the Finance Committee of the Community Foundation for Palm Beach and Martin counties

●     Former independent director of PENN Capital Funds, a mutual fund group managed by PENN Capital Management from 2015 to 2021

●     Miami Branch of Federal Reserve Bank of Atlanta Board from 2005 to 2010

Charles M. Shaffer Chairman and CEO

Age: 48                 Education: MBA, University of Central Florida                          Tenure: 24 years

SELECT PRIOR EXPERIENCE:

●     CEO and Director of Seacoast and Bank since January 2021

●     President of Seacoast since June 2020

●     Held various executive roles of Seacoast and the Bank including Chief Financial Officer, Chief Operating Officer, Community Banking Executive, and Controller from 2005 to 2020

●     Over 20 years of diverse experience from multiple roles including strategy, corporate finance, traditional sales, and alternative sales platforms

OTHER AFFILIATIONS/CERTIFICATIONS:

●     CPA licensed in Florida

●     Board Member, United Way of Martin County

●     Board Member, Florida Bankers Association, BancServ

●     Board Member, Armellini Express Lines

Tracey L. Dexter EVP, Chief Financial Officer

Age: 48                 Education: B.S., Florida State University                                  Tenure: 5 years

SELECT PRIOR EXPERIENCE:

●     SVP and Controller at Seacoast from January 2017 to June 2020

●     Senior Manager, Banking and Capital Markets Practice of PricewaterhouseCoopers

●     Held various positions in audit and advisory roles

●     Over 20 years of accounting and audit experience

OTHER AFFILIATIONS/CERTIFICATIONS:

●     CPA licensed in Florida

●     Former Series-7 Registered Financial Advisor

●     Board Member of Hibiscus Children’s Center

Joseph M. Forlenza EVP, Chief Risk Officer

Age: 60                 Education: B.S., Pace University                                              Tenure: 5 years

SELECT PRIOR EXPERIENCE:

●     EVP and Chief Audit Executive of Seacoast and Bank from January 2017 to April 2019

●     Managing Director and Chief Audit Executive of Treasury and Commercial Lending with GE Capital from 2015 to 2017

●     Served numerous roles, including Chief Audit Executive for broker-dealer and Audit Director covering capital markets, banking and risk management functions for over 20 years at Citigroup

●     Various audit and consulting in financial services positions with Coopers & Lybrand

●     Over 35 years of financial services, risk management, treasury, valuation, and internal audit experience

OTHER AFFILIATIONS/CERTIFICATIONS:

●     CPA licensed in New York

●     Member of Risk Management Association

●     Board Member and Treasurer of The Falls Homeowner Association

Juliette P. Kleffel EVP, Chief Banking Officer

Age: 51                 Education: The Stonier Graduate School of Banking              Tenure: 7 years

SELECT PRIOR EXPERIENCE:

●     EVP and Community Banking Executive and Central Florida Market President at Seacoast to July 2020

●     EVP and Community Banking Executive at Seacoast from 2017 to 2020

●     EVP and Small Business Banking Sales Leader at Seacoast from October 2014 to January 2017

●     Held various positions managing Government Lending/SBA, Treasury Sales, Marketing, as well as Commercial Lending with BankFIRST from November 2000 to October 2014 until the merger into Seacoast

●     Over 25 years of retail and business banking experience in the Orlando market

OTHER AFFILIATIONS/CERTIFICATIONS:

●     Executive Board Member of Edgewood Children’s Ranch

●     Executive Board Member and Finance Committee member for the Central Florida YMCA

●     Lifetime Director for the West Orange County Chamber of Commerce

●     Former Executive Director of the National Entrepreneur Center, The Gardens at DePugh Nursing Home and Garden Theatre

●     Certified Lender Business Banker

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

2021 Performance Considerations

Our strategic plan for 2021 continued to focus on shareholder value creation, and the CGC used average annual earnings per share (“EPS”) growth and average annual return on average tangible common equity (“ROATE”) as key indicators that management is on the right path to produce sustainable long-term value. EPS provides a direct link to value creation at the shareholder level, and ROATE provides a measure of risk-adjusted returns that illustrates the health of the Company. The CGC determined the amount of annual and long-term incentives to award to our named executive officers (“NEOs”) for 2021 using a qualitative assessment of management’s performance in 2021 and 2020, respectively, taking into account both growth and returns with consideration given to our risk framework. The assessment process included scorecards that identified shared and individual goals for the year in the areas of operations, technology, risk, talent, and business transformation, with our average annual EPS growth and average annual ROATE serving as the primary considerations for long-term incentive awards granted in 2021. The number of long-term incentive awards granted in 2022 will be based on the scorecard assessment of performance in 2021.

Say on Pay Results

In 2021, our “Say on Pay” proposal received 98.5% support, in line with 99.5% support in 2020; indicating plan design and governance are well aligned with our shareholders. While our historical results indicate strong support for Seacoast’s NEO compensation, the CGC continues to review our executive compensation structure to increase its effectiveness and further align with shareholder interests in light of changing industry dynamics.

Our Executive Compensation Design Priorities and Prohibitions

Design Priorities (what we do)	Design Prohibitions (what we don’t do)

✓   Manage our executive compensation programs to have a strong pay-for-performance orientation.

✓   Link performance-based incentive awards to enterprise-wide and individual performance goals.

✓   Grant our NEOs equity-based awards based on Company and individual performance.

✓   Emphasize long-term stock-based awards in our executive compensation and total incentive strategies.

✓   Set meaningful performance goals that align management with shareholder interests.

✓   Require Tier 1 Capital compliance thresholds be met in order for any portion of the PSUs to vest.

✔   Ensure that incentives are sensitive to risk considerations.

✔   Provide minimal executive perquisites.

✓   Maintain executive stock ownership requirements, and require post-settlement holding periods or mandatory deferral of certain performance-based awards.

✓   Provide reasonable executive post-employment and change-in-control protections.

✓   Require “clawback” provisions for certain incentive-based compensation to ensure accountability.

✓   Engage with shareholders on their concerns or priorities for our director and executive compensation programs.

    No repricing of stock options without shareholder approval.

    No incentives that encourage improper risk taking.

    No excise tax gross-ups upon a change in control.

    No single trigger vesting acceleration on unvested equity in connection with a change-in-control.

    No hedging, and limited pledging, of our common shares by our directors and executive officers.

2021 NEO Pay

•	Salary changes for our NEOs in 2021 were made largely to reflect several important changes in duties and responsibilities. Cumulative base salary for Mr. Shaffer increased 20% in 2021 in connection with his promotion to CEO, and Ms. Dexter’s salary increased 14% in recognition of her expanded contributions as CFO in 2021. Mr. Hudson’s salary decreased 33% in connection with his change in role from CEO to Executive Chairman. Salary increases for the remaining NEOs were 2% or less.

•	In 2021, our NEOs received short-term incentives based on Company performance for the year and the achievement of pre-established individual goals. Mr. Shaffer’s award was also based on the successful transition of the CEO role and additional changes in our leadership structure, as well as the ongoing achievement of the Company’s strategic plan.

•	In 2021, our NEOs received awards of Performance Share Units (“PSUs”) that vest based on the level of achievement of goals relating to average annual growth in EPS and average annual ROATE over a three-year period relative to the performance of a selected peer group. PSUs for which performance goals are met will vest in 2024, subject to the grantee’s continued service.

•	In 2021, our NEOs received awards of time-based Restricted Stock Awards (“RSAs”) that vest over a three-year period. Mr. Shaffer’s 2021 RSA award also included a one-time special award in recognition of his appointment as CEO.

•	The number of PSUs and RSAs granted in 2021 was determined by the CGC based upon the scorecard assessment of 2020 performance. Any awards granted based upon 2021 scorecard performance will be granted in 2022.

Summary of Compensation Decisions in 2021

The CGC structures the compensation program for executive management with an emphasis on long-term performance-based compensation. For planning purposes, the CGC focuses on the sum of annual base salary, short-term incentives and the values it considers and approves for equity awards, which are granted in the subsequent year based on annual scorecard performance. We refer to this planning value as Total Direct Compensation or “TDC”. The CGC considered this TDC in its decision process when determining the value of the total incentive award value granted in 2021. The following chart illustrates the relative emphasis of each pay element in relation to TDC, as disclosed in our 2021 Summary Compensation Table (“SCT”),

2021 NEO Mix of Total Direct Compensation

Chairman and Chief Executive Officer*	Other Named Executive Officers

* Includes an additional $1,000,000 in RSAs in connection with Mr. Shaffer’s promotion to CEO in 2021.

In general, the CGC closely aligns the compensation of our executives with the creation of both short-term profitability and long-term value for our shareholders by structuring a substantial portion of TDC as “at risk” incentive pay. The CGC relies on this structure to ensure that both short-term and long-term incentive awards are fully reflective of performance for the year in which cash bonuses are earned and new target award values are determined.

Base Salary

All of our named executive officers receive a base salary that reflects the CGC’s assessment of the NEO’s skills and value to Seacoast. It is the CGC’s philosophy to keep salaries within a competitive market range and increase base salaries in response to increases in the size, scope or complexity of an executive’s job, in connection with a promotion or other forms of recognition that appropriately reflect value considerations, or to maintain the desired level of internal relative value. Effective January 1, 2021, Mr. Shaffer was promoted to President and CEO with additional responsibilities incorporated into his duties as part of the Company’s succession plan. Mr. Shaffer’s base salary increased 20% for 2021. Ms. Dexter’s base salary increased 14% in recognition of her exapanded contributions as CFO. In addition, Mr. Hudson became Executive Chairman effective January 1, 2021, transitioning his duties as CEO to Mr. Shaffer. Mr. Hudson’s base salary decreased 33% to reflect this role change. The 2021 annualized base salary actions for our named executive officers are summarized in the following table.

2021 Annualized Base Salary Actions

Named Executive Officer	2020	2021	% Change
Dennis S. Hudson, III *	$600,000	$400,000	(33%)
Charles M. Shaffer	$500,000	$600,000	20%
Tracey L. Dexter	$330,000	$375,000	14%
Joseph M. Forlenza	$325,000	$330,000	1%
Juliette P. Kleffel	$375,000	$384,000	2%

* Mr. Hudson retired retired from his role as Chairman and Chief Executive Officer and was appointed Executive Chairman on January 1, 2021.

Annual Short-Term Incentives

Seacoast awarded short-term cash incentives to its NEOs in 2022 in recognition of the Company’s annual performance and individual annual performance of each NEO in 2021.

For 2021 short-term incentives, Seacoast established an objective annual incentive structure that includes both qualitative and quantitative components, reflecting the individual executive’s performance against pre-established individual goals as well as Company performance in 2021 relative to peer performance for return on tangible common equity, EPS growth and pre-provision net revenue growth. Individual goals covered the implementation of specific qualitative goals related to the Company’s strategic plan objectives. Actual payout amounts are determined at the discretion of the CGC with input from the CEO.

Equity Awards

Seacoast’s equity strategy has evolved in order to increase the alignment of equity recipients with shareholder interests, support our retention strategies, and elevate our visibility and appeal as an employer of choice for highly skilled talent. The following tables summarize the evolution and emphasis of our equity strategies since 2019.

Evolution of Seacoast’s Equity Strategies

Grant Cycle	Type of Equity	Performance Period / Payout Range / Vesting Period	Performance Objective(s)
2019 (Dec.)	PSUs	• 75% of 2019 LTI Award performance-based • 3-year Performance Period (2019-2021), with additional service required through the end of 2022 • Payout as a % of Target (0-225%)	• Relative Average Annual EPS Growth (50%) • Relative Average Annual ROATE (50%) • Tier 1 Capital Compliance
	RSAs	• 25% of 2019 LTI Award • 3-year ratable vesting	• Pay-for-performance as part of LTI plan in recognition of overall performance in 2018
2020 (Apr.)	PSUs	• 75% of 2020 LTI Award performance-based • 3-year Performance Period (2020-2022), with additional service required through the end of 2023 • Payout as a % of Target (0-225%)	• Relative Average Annual EPS Growth (50%) • Relative Average Annual ROATE (50%) • Tier 1 Capital Compliance
	RSAs	• 25% of 2020 LTI Award • 3-year ratable vesting	• Pay-for-performance as part of LTI plan in recognition of overall performance in 2019
2021 (Apr.)	PSUs	• 75% of 2021 LTI Award performance-based • 3-year Performance Period (2021-2023), with additional service required through the end of 2024 • Payout as a % of Target (0-225%)	• Relative Average Annual EPS Growth (50%) • Relative Average Annual ROATE (50%) • Tier 1 Capital Compliance
	RSAs	• 25% of 2021 LTI Award • 3-year ratable vesting	• Pay-for-performance as part of LTI plan in recognition of overall performance in 2020

2021 Performance Stock Unit (“PSU”) Awards

2021 PSUs represent stock-settled incentive awards where payout can vary from 0% to 225% of the target number of shares granted. One-half of the PSUs will be earned based on Seacoast’s three-year (2021-2023) average annual growth in EPS (“EPS PSUs”) relative to the peer group described under “Benchmarking and Peer Group”. The remaining one-half of the PSUs will be earned based on Seacoast’s three-year (2021-2023) average annual return on average tangible common equity (“ROATE PSUs”) relative to the peer group. PSUs for which performance goals are met will vest on December 31, 2024, subject to the grantee’s continued service. The CGC selected EPS and ROATE given their importance in our strategic plan and significant influence on our stock price performance over sustained periods of time. In each case, the number of PSUs actually earned will be determined by our performance as compared to the peer group performance as approved by the CGC at the time of grant, subject to an absolute performance payout cap. PSU payouts will be capped at 100% of the target number of shares granted in the event that certain absolute EPS and ROATE hurdles are not met, irrespective of performance relative to the peer group. The PSUs also include a risk-based condition (meet or exceed minimum requirements for Tier 1 Regulatory Capital) that must be met in order for any portion of the awards to vest. Cash dividend or dividend equivalents on PSUs awarded to management are accrued from the grant date and paid only if and when the underlying units become vested and payable.

Time-Based Restricted Stock Awards (“RSA”)

Our pay-for-performance stock incentive strategy is balanced with the use of time-based RSAs to enhance holding power, retention and recruitment, while further aligning the interests of the executives and shareholders. The RSAs granted in 2021 were issued in recognition of 2020 performance, and vest ratably over a three-year period. Dividends may be payable subject to additional restrictions as determined by the CGC and reflected in the award agreement, or when the underlying shares are vested.

Overview of Executive Compensation

Role of the CGC

The CGC is responsible for establishing our compensation philosophy and for overseeing our executive compensation policies and programs generally. As part of this responsibility, the CGC:

•	regularly interacts with our executives in order to make informed decisions on performance, potential, developmental needs and their value to Seacoast;

•	approves our executive compensation programs, including construction of our peer group, issuance of equity awards, and certification of results;

•	evaluates the performance of the CEO and determines the CEO’s compensation;

•	reviews the performance of other members of executive management and their compensation adjustments proposed by the CEO; and

•	assesses our incentive strategies from a risk perspective, ensuring that earnings opportunities strike the right balance between risk and reward and that our executives are not motivated to take excessive risks.

Role and Independence of the Compensation Consultant

The CGC is comprised solely of independent directors and met nine times in 2021. The CGC engaged Alvarez and Marsal, LLC (“A&M”) as its independent compensation consultant to advise the CGC in 2021. A&M periodically attended CGC meetings, including executive sessions, and provided information and advice independent of management and, at the direction of the CGC Chair, assisted management with various activities that support Seacoast’s executive compensation program. The CGC evaluated these considerations pursuant to SEC and NASDAQ rules and concluded that the engagement of A&M, and the services it provided did not raise any conflict of interest.

In addition, the CGC engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as special compensation consultant to advise and provide information to the CGC with respect to the compensation of the Lead Independent Director in January 2021. The CGC evaluated these considerations pursuant to SEC and NASDAQ rules and concluded that the engagement of FW Cook, and the services it provided did not raise any conflict of interest.

Benchmarking and Peer Group

The CGC relies on market pay data and related research to inform its decision on the construction and expected outcomes of our director and executive compensation programs. In considering peer group construction, the CGC recognizes that Seacoast competes for executive talent against a wide variety of financial services organizations that rely on or want to acquire the skill sets that our executives offer. As a result, the CGC relies substantially on information developed from a size-appropriate, high-performing core bank industry compensation peer group in its decision process. In terms of assessing the effect of the CGC’s decisions on how we position pay vis-à-vis market, we rely exclusively on pay and performance data developed using our core bank industry compensation peer group or, as needed, from the McLagan Regional Bank Survey. The CGC does not identify a specific target level or percentile of base salary, incentive cash, or stock-based awards for our NEOs. Instead, pay outcomes, which include the target value of stock awards to be earned for future performance, initially are determined by internal performance and talent considerations. The CGC then compares contemplated NEO pay actions against market pay levels for reasonableness with the market assessments serving as key points of reference and validation in the CGC’s process.

In 2021, the peer group was selected from comparable publicly-traded banks, primarily southeast companies, with market capitalizations between $1-$3 billion and total assets above $5 billion. This determination reflects the CGC’s desire to incorporate an important relative performance dimension that is critical to our efforts to continue to grow the value of Seacoast. The CGC sees this approach as appropriate given its expectations for performance and growth.

The CGC reviews the peer group annually to ensure continued appropriateness, and makes changes when it believes warranted. In 2021, no changes to the peer group were made. Our 2021 Peer Group was comprised of:

2021 PEER GROUP
Ameris Bancorp (ABCB)	FB Financial Corp.(FBK)	ServisFirst Bankshares (SFBS)
Atlantic Union Bankshares (AUB)	First BanCorp (FBNC)	Simmons First National (SFNC)
BancFirst Corp. (BANF)	First Busey Corp (BUSE)	Tompkins Financial (TMP)
BancorpSouth Bank (BXS)	Heritage Financial (HFWA)	TowneBank (TOWN)
Brookline Bancorp (BRKL)	Pacific Premier Bancorp (PPBI)	Trustmark Corporation (TRMK)
City Holding Co. (CHCO)	Renasant Corp. (RNST)	United Community (UCBI)
Eagle Bancorp (EGBN)	S&T Bancorp, Inc. (STBA)	WesBanco Inc. (WSBC)
Enterprise Financial (EFSC)	Sandy Spring Bancorp (SASR)

Executive Compensation Framework Highlights

Structure	Reasoning
COMPENSATION PEER GROUP: A comparator group of banks and other financial institutions of similar size, business model and financial performance.	Our business model requires us to compete with these companies for executive talent in order to achieve our business objectives related to growth, innovation and profitability.

COMPENSATION PHILOSOPHY:

•    No specific target level or percentile of pay relative to comparable positions

•    Pay decisions reflect the performance of the Company and each executive in relation to prior year pay and performance, planning considerations, and relationship to market pay levels and practices of the peer group

•    Actual pay relative to the market data will vary based on performance in terms of the calibration of total incentive awards and amounts ultimately earned from our LTIP

•    Improve pay for performance linkage

•    Align pay with overall value of each individual to Seacoast

•    Ensure reasonableness of pay relative to industry peers and market data

•    Ensure a significant portion of pay is “at-risk”, consistent with philosophy and comparator group practices

•    To understand potential payments assuming various Company performance outcomes and understand how potential performance extremes are reflected in pay, which is a component of our compensation risk assessment

EQUITY:

•    Mix of time-based and performance-based structure with a long-term emphasis weighted more heavily toward PSUs (75%)

•    Meaningful stock-based award opportunities “right-sized” for company and individual performance considerations and needs

•    A substantial portion of TDC for our named executive officers delivered as performance-based pay

•    Annual award cycles

•    3-year PSU performance period aligning program design with typical industry practices. A mandatory 12-month post- performance period vesting requirement on the settlement of any shares earned ensures sensitivity to risk considerations and additional holding power.

•    PSUs allow for upside in underlying shares, providing direct linkage between potential award payouts and management’s success at driving earnings growth and improving returns without inappropriate risk taking

•    RSAs provide a key retentive component to our overall compensation package

•    Provide more compensation contingent upon achievement of performance goals or our stock’s performance

•    Aligns more closely with shareholder interests

•    Continuously recalibrate performance expectations and promote consistent improvement

•    Enhance long-term performance accountability

•    Provide executives with an economic incentive to deliver sustainable results within a risk appropriate framework

PERFORMANCE SCORECARDS: • Performance scorecards serve as the basis for annual cash incentive compensation; and the target value of equity awards granted in the subsequent year

•    Establish clear expectations for individual goals as well as link with enterprise-wide growth, return and risk management objectives

•    To understand important context that may impact the evaluation of each executive such as; experience, skills and scope of responsibilities, individual performance and succession planning

2021 EXECUTIVE COMPENSATION ACTIONS

The CGC and our CEO rely on qualitative assessments of the performance of our NEOs and other members of the senior management team given our accelerated growth, the rapid evolution of business, and the changing demands on our executives. The assessment process utilizes scorecards that are approved at the start of each year, establishing performance guidelines against which results are compared at the end of the year. Performance ratings are then developed for each NEO, which are used to inform the CGC’s decision regarding pay actions. The CGC believes that qualitative assessments of NEO performance for the purpose of compensation, development and advancement continue to serve the best interests of our shareholders.

Our CEO works closely with the CGC in establishing executive compensation and overall bonus and incentive payments each year. The CEO evaluates the performance of each NEO and other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make qualitative assessments and recommendations to the CGC. The CEO also presents incentive compensation payment recommendations for the CGC’s consideration. The CGC evaluates and makes a qualitative assessment of the CEO’s performance and determines his compensation without the CEO present.

The number of performance-based equity and time-based equity awards granted in 2021 was determined based on 2020 performance scorecard evaluations. Equity awards relating to 2021 performance scorecard evaluations will be granted in 2022. Short-term cash incentives for 2021 were based on 2021 performance scorecard evaluations.

2021 Pay Outcomes

	Dennis S. Hudson, III Executive Chairman (1)	Charles M. Shaffer President & CEO	Tracey L. Dexter EVP & CFO	Joseph M. Forlenza EVP & CRO	Juliette P. Kleffel EVP & CBO
Base Salary	$400,000	$600,000	$375,000	$330,000	$384,000
Cash Incentive (2)	$400,000	$640,000	$350,000	$220,000	$260,000
RSA(3) (4)	$200,000	$1,000,000	$62,500	$56,250	$68,750
PSU (4)	$600,000	$450,000	$187,500	$168,750	$206,250

(1)	Executive Chairman of the Board of Directors until January 2022.

(2)	Cash incentive paid in 2022 reflective of 2021 performance.

(3)	Includes promotional increase for Mr. Shaffer’s promotion to CEO on January 1, 2021.

(4)	Grant date value.

Key Influences in Compensation Decisions

Performance Metrics

The components of our executive compensation program are intended to align with long-term shareholder value creation. Key performance considerations include the use of relative rather than absolute measures for performance metrics and an overall LTIP mix of 25% time-based RSAs and 75% performance-based PSUs split evenly between EPS and ROATE. One-half of the performance-based stock units granted in 2021 (the “EPS Growth Units”) shall be eligible to vest based on the Company’s Average Annual EPS Growth for the three-year performance period, relative to the average ratio of the peer group, and one-half of the performance-based stock units granted in 2021 (the “ROATE Units”) shall be eligible to vest based on the Company’s Average Annual ROATE for the same performance period, relative to the average ratio of the peer group. PSUs for which performance goals are met will vest one year from the performance period, subject to the grantee’s continued service.

Senior executives are also eligible to receive annual STI cash compensation as a component of the executive compensation program based on individual goals and performance measurements. Overall, STI is calculated based on pre-established target goals, including Company performance in 2021 relative to peer group performance for return on tangible common equity, earnings per share growth and pre-provision net revenue growth, with payouts of the amounts earned to be made in 2022.

For 2021, senior executives were assessed on the following performance:

Component	What it Measures	Why it is Used
Long-Term Incentive
Average Annual EPS Growth	Earnings per share (EPS) is the portion of the Company’s profit allocated to each share of common stock.	A broadly used indicator of profitability, useful for tracking performance over time or in comparison to benchmarks.
Average Annual ROATE	Net income as a percentage of average shareholders’ equity, excluding intangible assets.	A broadly used indicator of effective utilization of capital, useful for tracking performance over time or in comparison to benchmarks.

Component	What it Measures	Why it is Used
Short-Term Incentive
Core EPS Growth	EPS is the portion of the Company’s profit allocated to each share of common stock.	Indicator of profitability and performance over time or in comparison to benchmarks over the fiscal year.
Core ROATE Normalized Growth	Net income as a percentage of average shareholders’ equity, excluding intangible assets.	Indicator of effective utilization of capital and performance or in comparison to benchmarks for normalized peer average over the fiscal year.
Pre-provision Net Revenue Growth	Sum of net interest income and non-interest income less expenses before adjusting for loss provisions.	Indicator of profitability and performance over time or in comparison to benchmarks over the fiscal year, before the impact of credit provisioning and credit losses.

Individual Contributions

The CGC also considers roles and responsibilities of the CEO and each NEO and links most of the pay for senior executives to long-term business strategies and key priorities. Considerations for 2021 awards included the following items.

Dennis S. Hudson, III, Executive Chairman of the Board *
•	Smooth and successful transition to our new CEO in first year
•	Ongoing support and leadership guidance and mentorship to CEO and other senior leaders
•	Serving as an ambassador for the Company within the communities in which we operate
•	Maintaining good relations with external constituents, including customers, shareholders, investors and analysts
•	Continuous engagement and interaction with customers and associates at internal and external events
•	Providing the Board and the CEO with insight with depth of industry experience and historical knowledge of our operations
Charles M. Shaffer, President and Chief Executive Officer
•	Full transition to CEO in first year to include oversight of line of business operating units and senior leadership
•	Ongoing leadership and contributions to our business strategy and corporate development efforts, including the successful acquisition and integration of Legacy Bank, and announcement of the acquisitions of Florida Business Bank and Sabal Palm Bank.
•	Driving improvements and growth in Seacoast’s commercial banking operations
•	Maintaining strong associate engagement and enterprise-wide alignment with Company culture
•	Enhancing our customers’ digital experience
•	Consistencies in delivering shareholder value
Tracey L. Dexter, Executive Vice President, Chief Financial Officer
•	Contributions to enterprise-wide business strategy efforts
•	Deeper engagement with associates, peers and external stakeholders
•	Building strong relations with shareholders by establishing sound reputation of financial transparency
•	Collaborating on ESG efforts and coordinating communication of the Company’s ESG initiatives, including additional visibility by launching our digital corporate sustainability page
•	Monitoring of financial planning and analysis and strategy
•	Key role in investment decision-making and prioritizing the support for key projects and teams, including M&A
Joseph M. Forlenza, Executive Vice President, Chief Risk Officer
•	Continued contributions to the Company’s enterprise-wide risk management process
•	Improvements in governance, risk, and compliance oversight and reporting
•	Key role in rigorous due diligence of M&A opportunities
•	Additional enhancements to the BSA Program and Third Party Risk Management Program
•	Implementation of proper change management processes
•	Maintained regulatory relationships and exam management
•	Identification of risk factors and established long-term tactics to transition to a mid-size bank collaboratively with leadership across the organization
Juliette P. Kleffel, Executive Vice President, Chief Banking Officer
•	Substantial year-over-year productivity gains in organizational units
•	Contributions to the integration of a competitive digital experience
•	Achievement of record growth in our wealth management line of business
•	Key driver of Seacoast’s balanced growth strategy, delivering growth in new client acquisition, and enhancing client satisfaction in multiple areas across the enterprise
•	Successful execution of responsibilities across the organization including residential, marine and SBA lending, wealth management and the Customer Service Center

* Executive Chairman of the Board of Directors until January 2022.

Other Elements of the 2021 Compensation Program for Executive Officers

Change in Control Severance Benefits

We provide change in control severance benefits to the named executive officers to encourage them to consider the best interests of shareholders by stabilizing any concerns about their own personal financial well-being in the face of a potential change in control of the Company. These agreements are described under “Employment and Change in Control Agreements”, and detailed information is provided under “2021 Other Potential Post-Employment Payments.”

Retirement and Employee Welfare Benefits

We sponsor a retirement savings plan for employees of the Company and its affiliates (the “Retirement Savings Plan”) and a nonqualified deferred compensation plan for certain executive officers (the “Executive Deferred Compensation Plan”). We offer these plans, and make contributions to them, to provide employees with tax-advantaged savings vehicles and to encourage them to save money for their retirement. The Executive Deferred Compensation Plan is described under “Executive Compensation–Nonqualified Deferred Compensation.”

In addition to our retirement programs, we provide employees with welfare benefits, including hospitalization, major medical, disability and group life insurance plans and paid vacation. We also maintain a Section 125 cafeteria plan that allows our employees to set aside pre-tax dollars to pay for certain benefits. All of the full-time employees of the Company and the Bank, including the named executive officers, are eligible to participate in the Retirement Savings Plan and our welfare plans, subject to the terms of those plans.

The Bank provides supplemental disability insurance to certain members of executive management, including the named executive officers, in excess of the maximum benefit of $15,000 per month provided under the group plan for all employees. The supplemental insurance provides a benefit up to 70% of the executive’s monthly pre-disability income based on the executive’s base salary and annual incentive compensation not to exceed $17,500. Coverage can be converted and maintained by the individual participant after employment ends. The benefit may be reduced by income from other sources, and a partial benefit is paid if a disabled participant is able to work on a part-time basis. In 2021, the Company paid an aggregate of $5,052 for supplemental disability insurance for the named executive officers.

The retirement and employee welfare benefits paid by the Company for the named executive officers that are required to be disclosed in this proxy statement are included in the “Summary Compensation Table,” the “Components of All Other Compensation,” and the “Nonqualified Deferred Compensation Table,” and are described in the footnotes thereto.

Supplemental Executive Retirement Agreement

On December 10, 2021, the Company and the Bank entered into a Supplemental Executive Retirement Plan Agreement (the “SERP”) with Mr. Shaffer. The SERP is intended to provide retirement benefits to Mr. Shaffer. None of the other named executive officers participate in the SERP. For additional information regarding the SERP, see the “Pension Benefits Table” and the narrative accompanying that table.

Executive Perquisites

We do not consider perquisites to be a significant element of our compensation program. However, we believe they are important and effective for attracting and retaining certain executive talent. We do not provide tax reimbursements, or “gross-ups,” on perquisites. For additional details regarding the executive perquisites, see the “Summary Compensation Table” and the “Components of All Other Compensation.”

Risk Analysis of Incentive Compensation Plans

The CGC reviews the sensitivity of our performance and incentives to risk considerations for our executives throughout the year. It also periodically reviews our cash and equity incentive strategies for other key contributors. In 2021, the CGC with the assistance of our Chief Human Resources Officer completed a review of our incentive strategies for our incentive eligible non-executive employees. The CGC concluded that our incentive compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy, will not motivate people to take excessive or imprudent risks, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

We have adopted a Compensation Recoupment Policy to recover incentive compensation from any executive officer when:

•	the incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results that were subsequently the subject of an accounting restatement, regardless of whether the executive engaged in misconduct or otherwise contributed to the requirement for the restatement; and

•	a lower payment or award would have been made to the executive officer based upon the restated financial results.

The policy is available on our website at www.SeacoastBanking.com.

Hedging and Pledging Policy

The Company has adopted a hedging and pledging policy. The policy prohibits our employees, including our executive officers and directors, from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock, including, without limitation, exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards or short sales.

In addition, directors and executive officers are required to obtain advance approval of any pledging of Company shares as collateral for loans, including holding Company shares in margin accounts. The policy also limits pledging to reasonable purposes (as defined in the policy) and limits the value of the securities pledged in connection with a loan or other indebtedness to $250,000.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for its officers and directors, as described below:

Individual/Group	Stock Ownership Target	Holding Requirement
		Before Ownership Target Met	After Ownership Target Met
Chief Executive Officer	5 times annual base salary	75% of net shares until target number of shares is met	50% of net shares held for one year after vesting/ exercise
Other Senior Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual retainer

Our executive compensation program is designed to allow a participant to earn targeted ownership over a reasonable period, usually within five years, provided individual and Company targets are achieved and provided the participant fully participates in the program. For purposes of these guidelines, “net shares” means shares of stock in excess of those sold or withheld to satisfy the minimum tax liability upon vesting or conversion. All of our named executive officers and non-employee directors have met or are on track to meet their stock ownership target.

Impact of Deduction Limit

Code Section 162(m) generally establishes, with certain exceptions, a $1 million deduction limit for all publicly held companies on compensation paid to an executive officer in any year. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), this limitation did not generally apply to compensation paid to the Chief Financial Officer or to compensation paid based on achievement of pre-established performance goals if certain requirements were met. The exemption from Section 162(m)’s deduction limit for CFO pay and performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to all of our NEOs in excess of $1 million in 2018 and future years will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The CGC reserves the right to pay executives’ compensation that is not deductible under Section 162(m).

Strategies to Ensure that Incentive Compensation is Sensitive to Risk Considerations

Seacoast implemented a number of changes to our incentive strategies in our equity award cycle over the last few years. These strategies have been updated in response to shareholder feedback and governance considerations. The CGC and our Chief Risk Officer share the view that our incentive strategies strike the right balance between risk and reward, motivating and retaining our executives in ways that align with shareholder interests but do not motivate inappropriate or excessive risk taking. The evolution of our incentive strategies reflect our commitment to listen to our shareholders and continuously refine our programs to align with our governance and risk management efforts given the growth of Seacoast and changes within the industry and what is deemed as best practice.

Strategy	Compensation Design
Compensation is tied to equity and Company performance	• Time-based RSAs vesting period is three years • Performance period for PSU awards is three years (2021-2023)
Seacoast performance at levels that equal or exceed the industry

•      Annual incentive compensation that incorporates a quantitative component based on relative performance for return on tangible common equity, earnings per share growth and pre-provision net revenue growth

•      PSU metrics based on three-year average annual growth in EPS and average ROATE compared to peers, which the CGC views as key indicators of our performance

Governance Considerations

•      PSU performance period allows for direct and relevant pay and performance comparisons with industry competitors and alternative investments that share our risk profile

•      PSU program include two types of goals; PSU will be earned for growth in average annual EPS, and PSU will be earned for average annual ROATE, each compared to peer ratios

•      PSU payouts are capped in the event that certain absolute Company performance in EPS and ROATE are not met

•      No PSU payouts will be made in the event that Tier 1 Capital requirements are not maintained

Risk Considerations

•      PSUs for which performance goals are met will vest one year after the end of the performance period, subject to the grantee’s continued service

•      In addition, we implemented a mandatory holding requirement on RSA and PSU awards so the grantee must hold at least 50% of the net shares received upon vesting for an additional 12 months

•      Maintained service and risk-based vesting requirements on all new performance-contingent and performance-based equity awards

•      Maintained “clawback” provisions for certain incentive-based compensation to ensure accountability

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation and Governance Committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference by any general statement incorporating by reference this 2022 Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

Compensation and Governance Committee: H. Gilbert Culbreth, Jr. Julie H. Daum Maryann Goebel, Chair Alvaro J. Monserrat

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation Table

The table below sets forth the elements that comprise total compensation for the named executive officers of the Company for the periods indicated.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (3)	Total ($)

Dennis S. Hudson, III	2021	400,000	400,000	799,971	--	--	--	40,024	1,639,995
Former Executive	2020	600,000	600,000	799,993	--	--	--	33,710	2,033,703
Chairman (4)	2019	600,000	200,000	699,962	--	--	--	33,370	1,533,332

Charles M. Shaffer	2021	600,000	640,000	1,449,990	--	--	33,757	47,694	2,771,441
Chairman and Chief	2020	475,000	600,000	329,973	--	--	--	27,425	1,432,398
Executive Officer (4)	2019	421,667	259,000	399,977	--	--	--	23,085	1,103,729

Tracey L. Dexter	2021	363,750	350,000	249,979	--	--	--	17,676	981,405
EVP, Chief Financial	2020	289,949	215,000	124,972	--	--	--	10,689	640,610
Officer

Joseph M. Forlenza	2021	328,750	220,000	224,963	--	--	--	14,436	788,149
EVP, Chief Risk Officer	2020	325,000	185,000	224,978	--	--	--	11,939	746,917

Juliette P. Kleffel	2021	381,750	260,000	274,959	--	--	--	31,787	948,496
EVP, Chief Banking	2020	375,000	250,000	349,985	--	--	--	19,848	994,833
Officer	2019	316,667	164,000	274,946	--	--	--	19,708	775,321

(1)	Amount of salary actually received in any year may differ from the annual base salary amount due to the timing of changes in base salary, which typically occur in April or following a mid-year promotion. A portion of executive’s base salary included in this number may have been deferred into the Company’s Executive Deferred Compensation Plan (“EDCP”), the amounts of which are disclosed in the Nonqualified Deferred Compensation Table for the applicable year. Executive officers who are also directors do not receive any additional compensation for services provided as a director.

(2)	Represents the aggregate grant date fair value as of the respective grant date for each award calculated in accordance with FASB ASC Topic 718. The assumptions made in valuing stock awards reported in this column are discussed in Note 1 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2021. Generally, the aggregate grant date fair value is the amount that the company expects to expense for accounting purposes and does not correspond to the actual value that the named executives will realize from the award. For additional information regarding such grants, see “Compensation Discussion and Analysis – Summary of Compensation Decisions in 2021 – Equity Awards.” See also “2021 Grants of Plan-Based Awards”.

In 2021, each of our executive officers received PSUs and RSAs. Mr. Shaffer received an additional $1,000,000 in RSAs in connection with his promotion to CEO in 2021. With respect to the PSU awards, the grant date fair value included in the table assumes that target performance is achieved. The grant date value for the PSUs, assuming the highest level of performance will be achieved, was:

Name	Grant Date Value Assuming Target Performance	Grant Date Value Assuming Maximum Performance
Dennis S. Hudson, III	$ 599,987	$ 1,349,971
Charles M. Shaffer	449,999	1,012,498
Tracey L. Dexter	187,494	421,862
Joseph M. Forlenza	168,722	379,625
Juliette P. Kleffel	206,228	464,013

(3)	Additional information regarding other compensation is provided in “2021 Components of All Other Compensation”.

(4)	Mr. Hudson served as Executive Chairman during 2021. Mr. Shaffer, who currently serves as President and Chief Executive Officer, was appointed Chairman of the Board effective February 3, 2022.

2021 Components Of All Other Compensation

Name	Company Paid Contributions to Retirement Savings Plan	Company Paid Contributions to EDCP	Company Paid Contributions to Supplemental LTD Insurance	Car Allowance	Dividends Paid (1)	Total
Dennis. S. Hudson, III	$19,020	$4,400	$1,440	$9,000	$6,564	$40,424
Charles M. Shaffer	$12,410	$12,400	$1,140	$9,000	$12,744	$47,694
Tracey L. Dexter	$12,450	$2,950	$792	--	$1,484	$17,676
Joseph M. Forlenza	$11,750	--	$780	--	$1,906	$14,436
Juliette P. Kleffel	$15,433	--	$900	$9,000	$6,454	$31,787

(1)	Includes dividends paid on vested equity awards, including RSAs and PSUs in 2021, and unvested RSAs granted in 2017 and 2018 paid in 2021 in accordance with award agreements. All other dividends accumulated on unvested awards will be paid upon vesting. The value of dividends was not factored into the grant date value of these equity awards.

2021 Grants Of Plan-Based Awards

The following table sets forth certain information concerning plan-based awards granted during 2021 to the named executive officers.

			Estimated Future Payouts Under			All Other	All Other
			Equity Incentive Plan Awards			Stock	Option
						Awards:	Awards:	Exercise or	Grant Date Fair
						Number of	Number of	Base Price	Value of Stock
						Shares of	Securities	of Option	and Option
	Grant	Approval	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards (1)
Name	Date	Date	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	($)
Dennis S. Hudson, III	4/1/2021	3/26/2021	4,107	16,429	36,965	16,429	--	--	599,987
	4/1/2021	3/26/2021				5,476	--	--	199,984
Charles M. Shaffer	4/1/2021	3/26/2021	3,081	12,322	27,725	12,322	--	--	449,999
	4/1/2021	3/26/2021				27,382	--	--	999,991
Tracey L. Dexter	4/1/2021	3/26/2021	1,284	5,134	11,552	5,134	--	--	187,494
	4/1/2021	3/26/2021				1,711	--	--	62,486
Joseph M. Forlenza	4/1/2021	3/26/2021	1,155	4,620	10,395	4,620	--	--	168,722
	4/1/2021	3/26/2021				1,540	--	--	56,241
Juliette P. Kleffel	4/1/2021	3/26/2021	1,412	5,647	12,706	5,647	--	--	206,228
	4/1/2021	3/26/2021				1,882	--	--	68,731

(1)	Represents the aggregate grant date fair value as of the respective grant date for each award, calculated in accordance with FASB ASC Topic 718. The assumptions made in valuing stock awards reported in this column are discussed in Note 1 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2021.

Outstanding Equity Awards at Fiscal Year End 2021

The following table sets forth certain information concerning outstanding equity awards as of December 31, 2021 granted to the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (3) ($)
	19,400	--	11.00	06/28/2023
	50,000	--	10.54	04/29/2024
	17,975	--	12.63	01/29/2023
	51,956	--	14.82	02/28/2024
D. Hudson, III	78,021	--	28.69	04/01/2027
	55,279	--	31.15	04/01/2028
					1,947(4)	68,904	17,173(7)	607,752
					7,520(5)	266,133	33,670(8)	1,191,581
					5,476(6)	193,796	16,429(9)	581,422
	2,400	--	11.00	06/28/2023
	25,000	--	10.54	04/29/2024
	8,100	--	12.63	01/29/2023
	21,255	--	14.82	02/28/2024
C. Shaffer	28,544	--	28.69	04/01/2027
	18,952	--	31.15	04/01/2028
					1,113(4)	39,389	9,813(7)	347,282
					3,102(5)	109,780	13,888(8)	491,496
					27,382(6)	969,049	12,322(9)	436,076
	2,842	--	31.15	04/01/2028
					618(10)	21,871
T. Dexter					153(4)	5,415	1,349(7)	47,741
					1,175(5)	41,583	5,260(8)	186,151
					1,711(6)	60,552	5,134(9)	181,692
J. Forlenza	12,635	--	31.15	04/01/2028
					626(4)	22,154	5,520(7)	195,353
					2,115(5)	74,850	9,469(8)	335,108
					1,540(6)	54,501	4,620(9)	163,502
	5,253	--	15.99	03/31/2024
	18,078	--	28.69	04/01/2027
	12,635	--	31.15	04/01/2028
J. Kleffel
					765(4)	27,073	6,746(7)	238,741
					13,159(5)	465,697	--	--
					1,882(6)	66,604	5,647(9)	199,847

(1)	Represents option to purchase fully vested common stock, as long as named executive officer remains employed by the Company.

(2)	During the vesting period, the named executive officer has full voting and dividend rights with respect to the restricted stock, but does not have dividend rights with respect to the units until the performance criteria has been met.

(3)	For the purposes of this table, the market value is determined using the closing price of the Company’s common stock on December 31, 2021 ($35.39).

(4)	Represents time-vested restricted stock awards granted on December 30, 2019, of which the remaining shares will, as long as named executive officer remains employed by the Company, vest on December 30, 2022.

(5)	Represents time-vested restricted stock awards granted on April 1, 2020, of which one-third of the shares vested on April 1, 2021, one-third will vest on April 1, 2022, and the remaining shares will, as long as named executive officer remains employed by the Company, vest on April 1, 2023.

(6)	Represents time-vested restricted stock awards granted on April 1, 2021, of which one-third of the shares will vest, as long as named executive officer remains employed by the Company, each on April 1, 2022, April 1, 2023 and April 1, 2024.

(7)	Represents performance-vesting restricted stock units granted on December 30, 2019, representing the named executive officer’s right to earn, on a one-for-one basis, shares of common stock, subject to performance requirements over a period ending December 31, 2021 and additional service through December 31, 2022.

(8)	Represents performance-vesting restricted stock units granted on April 1, 2020, representing the named executive officer’s right to earn, on a one-for-one basis, shares of common stock, subject to performance requirements over a period ending December 31, 2022 and additional service through December 31, 2023.

(9)	Represents performance-vesting restricted stock units granted on April 1, 2021, representing the named executive officer’s right to earn, on a one-for-one basis, shares of common stock, subject to performance requirements over a period ending December 31, 2023 and additional service through December 31, 2024. The awards are more fully described under “Equity Awards–2021 Performance Share Unit (“PSU”) Awards”.

(10)	Represents time-vested restricted stock awards granted on October 1, 2019, which the remaining shares vested on April 1, 2022.

2021 Option Exercises and Stock Vested

The following table reports the exercise of stock options, and the vesting of stock awards or similar instruments during 2021, for the named executive officers and the value of the gains realized on vesting. No stock options were exercised in 2021.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dennis S. Hudson, III	19,867	$717,187
Charles M. Shaffer	11,166	$404,231
Tracey L. Dexter	3,165	$115,075
Joseph M. Forlenza	4,913	$177,234
Juliette P. Kleffel	13,052	$474,253

Supplemental Executive Retirement Plan (“SERP”)

The SERP is an unfunded nonqualified deferred compensation arrangement maintained primarily to provide supplemental retirement benefits for the CEO, who is a member of executive management and a highly compensated employee of the Company. Additional information regarding Mr. Shaffer’s SERP Agreement is provided in the “Employment and Change in Control Agreements” section. On December 10, 2021, the Company and the Bank entered into a Supplemental Executive Retirement Plan Agreement (the “SERP”) with Mr. Shaffer. Pursuant to the SERP, upon the Mr. Shaffer’s termination of service after attaining normal retirement age (age 67), he will receive an annual benefit in the amount of $350,000 payable in equal monthly installments and continuing for 20 years.

In the event of disability prior to normal retirement age, Mr. Shaffer will receive an amount equal to the SERP liability accrued by the under GAAP (the “Accrued Benefit”), calculated by applying a discount rate equal to the Moody’s “A” rated corporate bond rate (the “Discount Rate”), payable over 20 years following the normal retirement age. In the event of death or a change in control, Mr. Shaffer or his beneficiary will receive a lump sum benefit equal to the present value of the normal retirement benefit, discounted back from the normal retirement age to the date of death or the date of the change in control.

If Mr. Shaffer is terminated without cause prior to the normal retirement date, he will receive the Accrued Benefit, determined as of the end of the year preceding the date of separation, and interest will be credited on the Accrued Benefit until the final payment is made at a rate equal to the Discount Rate in effect at the time of the separation. This early involuntary termination benefit would be paid over 20 years following the normal retirement age. If Mr. Shaffer’s early termination is voluntary, the Accrued Benefit will not be credited with interest and will be reduced by a vesting percentage if such voluntary termination occurs prior to December 31, 2030. The vesting percentage is 0% for voluntary separations occurring prior to December 30, 2021 and increases by 10% per year through December 31, 2030. This early voluntary termination benefit would be paid over 20 years following the normal retirement age.

In the event that Mr. Shaffer breaches any non-competition, non-hire, non-solicitation, non-disparagement or confidentiality obligations he has to the company or any of its affiliates pursuant to his Employment Agreement, he will immediately forfeit any non-distributed SERP benefits. In addition, Mr. Shaffer will not be entitled to any SERP benefits if his service is terminated for cause (as defined in the SERP) or if an insurance company which issued a life insurance policy owned by the Company or the Bank and covering Mr. Shaffer, denies coverage for material misstatements of fact made by the him on an application for life insurance.

2021 Pension Benefits

The following table provides information regarding retirement benefits at December 31, 2021.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Dennis S. Hudson, III	--	--	--	--
Charles M. Shaffer	SERP Agreement	1	33,757	--
Tracey L. Dexter	--	--	--	--
Joseph M. Forlenza	--	--	--	--
Juliette P. Kleffel	--	--	--	--

(1)	The number of years credited service began on the date of the SERP Agreement dated December 10, 2021.

(2)	The present value of accumulated benefit represents the current liability included in the Company’s accounting records for Mr. Shaffer under his SERP Agreement.

Executive Deferred Compensation Plan

The Bank’s Executive Deferred Compensation Plan is designed to permit a select group of management and highly compensated employees, including the named executive officers, to elect to defer a portion of their compensation until their separation from service with the Company, and to receive matching and other Company contributions that are precluded under the Company’s Retirement Savings Plan as a result of limitations imposed under ERISA.

The Executive Deferred Compensation Plan was amended and restated in 2007 to reflect changes arising from requirements under Code Section 409A and the underlying final regulations. As a result, each participant account is separated into sub-accounts to reflect:

•	contributions and investment gains or losses that were earned and vested on or before December 31, 2004, and any subsequent investment gains or losses thereon (the “Grandfathered Benefits”); and

•	contributions and earnings that were earned and vested after December 31, 2004 (the “Non-Grandfathered Benefits”).

A participant’s elective deferrals to the Executive Deferred Compensation Plan are immediately vested. The Company contributions to the Executive Deferred Compensation Plan vest at the rate of 25 percent for each year of service the participant has accrued under the Retirement Savings Plan, with full vesting after four years of service. If a participant would become immediately vested in his Company contributions under the Retirement Savings Plan for any reason (such as death, disability, or retirement on or after age 55), then he would also become immediately vested in his account balance held in the Executive Deferred Compensation Plan.

Each participant directs how his account in the Executive Deferred Compensation Plan is invested among the available investment vehicle options. The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. The plan committee may appoint other persons or entities to assist it in its functions. No earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.

All amounts paid under the plan are paid in cash from the general assets of the Company, either directly by the Company or via a “rabbi trust” the Company has established in connection with the plan. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest in his plan account that is greater than that of an unsecured creditor.

Upon a participant’s separation from service with the Company, he will receive the balance of his account in cash in one of the following three forms specified by the participant at the time of initial deferral election, or a subsequent permitted amendment:

•	a lump sum;

•	monthly installments over a period not to exceed five years; or

•	a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five (5) years.

A participant may change his existing distribution election relating to Non-Grandfathered Benefits only in very limited circumstances. Upon death of the participant, any balance in his account will be paid in a lump sum to his designated beneficiary or to his estate.

2021 Nonqualified Deferred Compensation

The following table discloses, for each of the named executive officers, contributions, earnings and balances during 2021 under the Executive Deferred Compensation Plan, described above.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings/ Losses in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Dennis S. Hudson, III	11,102	4,400	206,218	--	1,568,000 (3)
Charles M. Shaffer	73,590	12,400	57,095	--	304,174 (4)
Tracey L. Dexter	182,122	2,950	8,039	--	193,111
Joseph M. Forlenza	--	--	--	--	--
Juliette P. Kleffel	--	--	--	--	--

(1)	Total amount included in the All Other Compensation column of the Summary Compensation Table.

(2)	None of the earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.

(3)	Includes $307,981 contributed by the Company, which was included in the Summary Compensation Table for previous years.

(4)	Includes $30,750 contributed by the Company, which was included in the Summary Compensation Table for previous years.

2021 Other Potential Post-Employment Payments

The following table quantifies, for each of the named executive officers, the potential post-employment payments under the provisions and agreements described under “Employment and Change in Control Agreements,” assuming that the triggering event occurred on December 31, 2021. The closing market price of the Company’s common stock on that date was $35.39 per share. None of the named executive officers would be eligible for any of these payments if they were terminated for cause.

Name	Severance Term (in years) (#)	Cash Severance ($)	Value of Other Annual Benefits ($)	Total Value of Outstanding Stock Awards that Immediately Vest ($)	Total Value of Benefit ($)
Dennis S. Hudson, III
Upon Termination without Cause or with Resignation for Good Reason (1)	--	--	--	--	--
Upon Death or Disability (1)	--	--	--	2,909,589(4)	2,909,589
Upon Termination Following a Change-in-Control (1)	--	--	--	2,909,589(4)	2,909,589
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	2,909,589(4)	2,909,589
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(4)	--
Charles M. Shaffer
Upon Termination without Cause or with Resignation for Good Reason (2)	2	2,199,333	4,880	--	2,204,213
Upon Death (2)	2	6,453,504	4,880	2,393,072(4)	8,851,456
Upon Disability (2)	2	1,200,000	4,880	2,393,072(4)	3,597,952
Upon Termination Following a Change-in-Control (2)	3	5,792,488	7,320	2,393,072(4)	8,192,880
Upon Change-in-Control where Award is not assumed by surviving entity	--	2,493,488	--	2,393,072(4)	4,886,560
Upon Change-in-Control where Award assumed by surviving entity	--	2,493,488	--	--(4)	2,493,488
Tracey L. Dexter
Upon Death or Disability	--	--	--	545,006(4)	545,006
Upon Termination Following a Change-in-Control (5)	1	809,667	1,892	545,006	1,356,565
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	545,006(4)	545,006
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(4)	--
Joseph M. Forlenza
Upon Death or Disability	--	--	--	845,467(4)	845,467
Upon Termination Following a Change-in-Control (5)	1	689,333	1,880	845,467	1,536,680
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	845,467(4)	845,467
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(4)	--
Juliette P. Kleffel
Upon Termination without Cause or with Resignation for Good Reason (3)	1	384,000	2,000	--	386,000
Upon Death or Disability (3)	--	260,000(6)	--	997,963(4)	997,963
Upon Termination Following a Change-in-Control (3)	2	1,278,000	3,000	997,963	2,278,963
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	997,963(4)	997,963
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(4)	--

(1)	The term of Mr. Hudson’s employment agreement expired on December 31, 2021.

(2)	As provided for in Mr. Shaffer’s employment agreement, the Bank would continue to pay to Mr. Shaffer or his estate or beneficiaries his annual base salary, including any other cash compensation to which he would be entitled at termination date, for the Term indicated. In addition, the Bank would continue to pay the insurance premium for Mr. Shaffer, his spouse and eligible dependents for continued participation in any group medical, dental, vision and/or prescription drug plan benefits (including any excess COBRA cost of coverage) for the Term indicated or until his earlier death. In the case of termination without cause or resignation for good reason, Mr. Shaffer’s severance for the Term indicated also would include an amount equal to his average annual bonus for the previous three full fiscal years. In the case of termination without cause or resignation for good reason within twelve months following a change in control, severance payments would be made in a lump sum.

(3)	As provided for in Ms. Kleffel’s employment agreement, the Bank would continue to pay to Ms. Kleffel or her estate or beneficiaries her annual base salary, including any other cash compensation to witch she would be entitled at termination date, for the period indicated under Term. In addition, the Bank would continue to pay the insurance premium for Ms. Kleffel, her spouse and eligible dependents for continued participation in any group medical, dental, vision and/or prescription drug plan benefits (including any excess COBRA cost of coverage) for the Term indicated or. if earlier, until she becomes eligible for similar coverage from another employer. In the case of termination without cause or resignation for good reason within twelve months following a change in control, Ms. Kleffel’s severance for the Term would be made in a lump sum and also would include an amount equal to her average annual bonus for the previous two full fiscal years, and the Bank would continue to pay the insurance premium for Ms. Kleffel, her spouse and eligible dependents for continued participation in the Company’s group medical, dental, vision and/or prescription drug plans (including any excess COBRA cost of coverage) for a period of 18 months or, if earlier, until she becomes eligible for similar coverage from another employer.

(4)	As provided for in the award document or the plan. There is no vesting of equity in a change in control if the award is assumed by the surviving entity or otherwise equitably converted or substituted.

(5)	As provided for change in control agreement, the Company shall pay the executive officer in a lump sum in cash within thirty (30) days after the date of termination the aggregate of the: (i) cash severance equal to a multiple one of the sum of (i) Executive's Annual Base Salary at the rate in effect on the date of termination, and (ii) the Executive's average annual performance bonus for the last three full fiscal years prior to the date of termination ("Executive's Average Annual Performance Bonus"), and (ii) a prorated final year bonus, based on the Executive’s Average Annual Performance Bonus. In addition, if the Executive elects to continue participation in the Company's group medical, dental, vision and/or prescription drug plans, the Company will pay the Executive a cash payment equal to the COBRA cost of such coverage over the normal employee cost, for a period of twelve months or, if earlier, until the Executive becomes eligible for similar coverage from another employer. If the executive officer's employment is terminated by reason of death, disability, retirement or for cause within the term indicated following a change in control, no further payment is owed to the executive except for accrued obligations, such as earned but unpaid salary and bonus.

(6)	Cash severance includes pro-rata bonus earned in fiscal year in which termination date occurs.

Employment and Change in Control Agreements

The Company and the Bank currently maintain employment and change in control agreements with certain executive officers of the Company, the terms of which are described in more detail below.

Employment Agreement with CEO Shaffer

On December 31, 2020, the Company and the Bank entered into an employment agreement with Mr. Shaffer. The employment agreement replaced the previous change of control agreement between these parties dated September 21, 2016. Under the agreement terms, Mr. Shaffer shall serve as the Company’s President and Chief Executive Officer and a member of the Board of Directors for Seacoast and the Bank effective January 1, 2021. The agreement extends Mr. Shaffer’s employment under the agreement terms for a term of three years and continuing until December 31, 2023 and provides for automatic one year extensions unless expressly not renewed.

Under the agreement, Mr. Shaffer receives a base salary, medical, long-term disability and life insurance in accordance with the Bank’s insurance plans for senior management, as well as a car allowance and any other perquisites that are approved by the Board. Mr. Shaffer may also receive other compensation including bonuses, and he will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. In addition, the agreement contains certain non-competition, non-disclosure and non-solicitation covenants.

Under the agreement, if Mr. Shaffer is terminated for “cause”, or resigns without “good reason,” as defined in the agreement, he will receive payment of his base salary and unused vacation through the date of termination, and any unreimbursed expenses (collectively, the “Accrued Obligations”). The employment agreement also contains provisions for termination upon Mr. Shaffer’s death or permanent disability.

If Mr. Shaffer resigns for “good reason” or is terminated “without cause” prior to a change in control, he will receive: 1) the Accrued Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) two times the sum of his base salary in effect on the date of separation, and the highest bonus earned by Mr. Shaffer for the previous three full fiscal years (“Cash Bonus”) payable over a period of 24 months, and b) continuing group medical, dental, vision and prescription drug plan benefits (“Continuing Benefits”) for two years. If Mr. Shaffer resigns for “good reason” or is terminated “without cause”, within twelve months following a change in control (as defined in the agreement), he will receive: 1) the Accumulated Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) three times the sum of his base salary in effect on the date of separation, and the Cash Bonus payable in a lump sum, and b) Continuing Benefits for 36 months.

In addition, under the agreement, Mr. Shaffer is subject to the Company’s policies applicable to executives generally, including its policies relating to claw-back of compensation. For a further discussion of the payments and benefits to which Mr. Shaffer would be entitled upon termination of his employment at December 31, 2021 see “2021 Other Potential Post-Employment Payments.”

Employment Agreement with Chief Banking Officer Kleffel

On April 19, 2021, the Company and the Bank entered into an employment agreement with Ms. Kleffel. The employment agreement replaced the previous change of control agreement between these parties dated April 6, 2016. Under the agreement terms, Ms. Keffel shall serve as the Chief Banking Officer for Seacoast and the Bank. The agreement extends Ms. Kleffel’s employment under the agreement terms for a term of two years and provides for an automatic one year renewal.

Under the agreement, Ms. Kleffel receives a base salary, medical, long-term disability and life insurance in accordance with the Bank’s insurance plans for senior management, as well as a car allowance and any other perquisites that are approved by the Board. Ms. Kleffel may also receive other compensation including bonuses, and she will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. In addition, the agreement contains certain non-competition, non-disclosure and non-solicitation covenants.

Under the agreement, if Ms. Kleffel is terminated for “cause”, or resigns without “good reason,” as defined in the agreement, she will receive payment of her base salary and unused vacation through the date of termination, and any unreimbursed expenses (collectively, the “Accrued Obligations”). The employment agreement also contains provisions for termination upon Ms. Kleffel’s death or permanent disability.

If Ms. Kleffel resigns for “good reason” or is terminated “without cause” prior to a change in control, she will receive: 1) the Accrued Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) one times the sum of her base salary in effect on the date of separation, paid over a 12-month period, and b) continuing group medical, dental, vision and prescription drug plan benefits (“Continuing Benefits”) for one year. If Ms. Kleffel resigns for “good reason” or is terminated “without cause”, within twelve months following a change in control (as defined in the agreement), she will receive: 1) the Accumulated Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) two times the sum of her base salary in effect on the date of separation, and two times average annual performance bonus for the last two full fiscal years in a lump sum, and b) Continuing Benefits for 18 months.

In addition, under the agreement, Ms. Kleffel is subject to the Company’s policies applicable to executives generally, including its policies relating to claw-back of compensation. For a further discussion of the payments and benefits to which Ms. Kleffel would be entitled upon termination of her employment at December 31, 2021 see “2021 Other Potential Post-Employment Payments.”

Change in Control Agreements with Other Named Executive Officers

The Company entered into change in control employment agreements with Mr. Forlenza on March 30, 2017 and Ms. Dexter on January 20, 2021 (each referred to here as the “Executive” or by name).

Each agreement has an initial term of one year and provides for automatic one-year extensions unless expressly not renewed. A change in control, as defined in the agreement, must occur during the term in order to trigger the agreement. The agreement provides that, once a change in control has occurred, the Company agrees to continue the employment of the Executive subject to the contract for a one-year period, in a comparable position as the Executive held in the 120-day period prior to the change in control, and with the same annual base pay and target bonus opportunity. If the Executive is terminated “without cause” or resigns for “good reason,” as defined in the agreement, during the one-year period following a change in control, the Executive will receive:

•	cash severance equal to a multiple of one of the sum of (i) Executive’s Annual Base Salary at the rate in effect on the date of termination, and (ii) the Executive’s average annual performance bonus for the last three full fiscal years prior to the date of termination (“Executive’s Average Annual Performance Bonus”);

•	a prorated final year bonus, based on the Executive’s Average Annual Performance Bonus; and

•	health and other welfare benefits, as defined in the agreement, for a period of 12 months following termination.

The Executive is required to execute a release of claims as a condition to receipt of severance under the Change in Control Agreement and is subject to protective covenants prohibiting the disclosure and use of the Company’s confidential information and, during the one-year period following a termination by the company for any reason other than for death or disability, or by the Executive for Good Reason, protective covenants regarding non-competition, non-solicitation of protected customers; non-solicitation of employees, and non-disparagement of the Company or its directors, officers, employees or affiliates.

Employment Agreement with Former Executive Chairman Hudson

On June 15, 2020, the Company and the Bank entered into an amendment to an employment agreement between Dennis S. Hudson, III and Seacoast and the Bank dated December 18, 2014, as amended June 27, 2017. Under the agreement terms, Mr. Hudson served as Executive Chairman of the Board of Directors of Seacoast and the Bank effective January 1, 2021 through December 31, 2021. Under the agreement, Mr. Hudson received a base salary, medical, long-term disability and life insurance in accordance with the Bank’s insurance plans for senior management, as well as a car allowance and any other perquisites that were approved by the Board. Mr. Hudson was also eligible to receive other compensation including bonuses, and was entitled to participate in all employee benefit plans and arrangements in which senior management of the Bank may participate. In addition, the agreement contained certain non-competition, non-disclosure and non-solicitation covenants.

CEO Pay Ratio

We are providing the following information to comply with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. For our last completed fiscal quarter at December 31, 2021, the median annual total compensation of our employees (other than Mr. Shaffer, our CEO in 2021) was $61,816 and the annual total compensation for Mr. Shaffer, as reported in the Summary Compensation Table was $2,771,441. Based on this information, for 2021, the ratio of compensation for our Chief Executive Officer to the median employee was 45:1. This ratio is specific to our Company and may not be comparable to any ratio disclosed by another company.

Seacoast identified the median associate for 2020 and utilized the same associate for 2021 as there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. Using our human resource information system (“HRIS”) we were able to determine any compensation earned by associates including regular pay, incentive, bonus, business continuity, and any other prerequisites. No assumptions, adjustments, or estimates, including any cost of living adjustments were made in identifying the median employee. Next we calculated the median employee’s annual total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table, consistent with the calculations we provide all of our Named Executive Officers. No adjustments were made to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, to calculate the reported ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our non-employee directors are appointed to act on behalf of shareholders by overseeing critical aspects of our business strategy, operations, risk management and governance efforts. Our belief is that superior talent in the board room should generate exceptional levels of customer service, financial performance and, ultimately, superior shareholder returns compared to alternative investments. To this end, the Board is committed to identifying the best available talent to make meaningful contributions to our business and fully execute its duties and responsibilities on behalf of shareholders. The profile of our Board continues to evolve in response to the needs of a dynamic and growing organization. Our Board of Directors plays a meaningful role in helping Seacoast develop, test and implement our business, risk management, talent and reward strategies. The Board’s activities are focused on representing our shareholders in ways that position Seacoast to create significant value for customers, employees and our shareholders within a risk appropriate framework. For additional detail regarding skills and qualifications of our directors, see “Skills and Qualification Mix”.

As of the date of this proxy statement, Seacoast’s Board of Directors consists of eleven members divided into three classes, serving staggered three year terms as provided in our Articles of Incorporation. At this time, Seacoast’s Compensation and Governance Committee and Board of Directors believe that eleven directors is adequate to provide a diversity of background, experience and expertise, and that there are sufficient independent directors to staff the independent committees of the Board and provide independent oversight.

The Annual Meeting is being held to, among other things, elect four Class II directors of Seacoast, each of whom has been nominated by the CGC of the Board of Directors. Each of the nominees is presently a director of Seacoast. All of the nominees will also serve as members of the Board of Directors of Seacoast National Bank (the “Bank”). The members of the Boards of Directors of the Bank and the Company are the same except for Dale M. Hudson and T. Michael Crook, who are currently directors of the Bank only. If elected, each Class II director nominee will serve a three year term expiring at the 2025 Annual Meeting and until their successors have been elected and qualified.

Currently, the Board of Directors is classified as follows:

Class	Term	Names of Directors
Class I	Term Expires at the 2024	Jacqueline L. Bradley
	Annual Meeting	H. Gilbert Culbreth, Jr.
Christopher E. Fogal
Charles M. Shaffer

Class II	Term Expires at the 2022	Dennis J. Arczynski
	Annual Meeting	Maryann Goebel
Robert J. Lipstein
Thomas E. Rossin

Class III	Term Expires at the 2023	Julie H. Daum
	Annual Meeting	Dennis S. Hudson, III
Alvaro J. Monserrat

Manner for Voting Proxies

All shares represented by valid proxies, and not revoked before they are exercised, will be voted in the manner specified therein. If a valid proxy is submitted but no vote is specified, the proxy will be voted FOR the election of each of the four nominees for election as directors. Please note that banks and brokers that do not receive voting instructions from their clients are not able to vote their client’s shares in the election of directors. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by the CGC. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (four persons). Cumulative voting is not permitted.

The affirmative vote of the holders of shares of common stock representing a plurality of the votes cast at the Annual Meeting at which a quorum is present is required for the election of the directors listed below, which means that the director nominees who receive the highest votes “for” their election are elected. However, to provide shareholders with a meaningful role in uncontested director elections, which is the case for the election of the director nominees listed below, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” for his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the Board following certification of the shareholder vote. The CGC would then review and make a recommendation to the Board of Directors as to whether the Board should accept the resignation, and the Board would ultimately decide whether to accept or reject the resignation. If any resignation is accepted by the Board, such resignation will be effective upon acceptance. The Company will disclose its decision-making process regarding any resignation in a Form 8-K filed with the SEC. In contested elections, the required vote would be a plurality of votes cast and the resignation policy would not apply.

Further details of this policy and the corresponding procedures are set forth in our Corporate Governance Guidelines, available on our website at www.SeacoastBanking.com.

The four nominees have been nominated by Seacoast’s Compensation and Governance Committee, and the Board of Directors unanimously recommends a vote “FOR” the election of all four nominees listed below.

Nominees for Election at the Annual Meeting

Dennis J. Arczynski	Age: 70

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2013 • Bank since 2007	• Audit • Risk Management (Chair) • Corporate Development

Mr. Arczynski has been a risk management, corporate governance, regulatory affairs and banking consultant since 2007. He previously served for 33 years in various managerial and examiner positions in the U.S. Office of the Comptroller of the Currency’s (the “OCC”) headquarters in Washington, D.C. and in several other OCC districts until 2007. As a National Bank Examiner with the OCC, Mr. Arczynski was responsible for the supervision and examination of the largest and most complex mid-size banks, community banks and trust companies; provided guidance to banks in all facets of commercial banking and fiduciary operations including international activities; performed risk assessment and conducted BSA/AML reviews and examinations of internationally active banks; and developed formal enforcement actions and corrective action plans for struggling and deficient institutions. Mr. Arczynski’s other positions of responsibility with the OCC were Assistant Director for Trust Operations, Special Assistant to the Senior Deputy Comptroller (FFIEC Liaison), Associate Director for Financial Management (Financial Systems and Review) and Field Office Manager (Miami Field Office). His duties included the formation of national policies and programs, development of OCC supervisory initiatives, establishment of interagency relations, drafting regulations and writing OCC examiner handbooks. Mr. Arczynski received his Bachelor’s degree from the University of Maryland in Finance and his Master’s degree from the Johns Hopkins University.

DIRECTOR QUALIFICATION HIGHLIGHTS:

In making the determination that Mr. Arczynski should be a nominee for director of Seacoast, qualification as an independent director, as well as the following qualifications were considered:

•	extensive knowledge of effective management practices of the largest and most complex mid-size banks;

•	expertise in enterprise risk management, commercial banking, trust operations and asset management, including risk assessment and BSA/AML/OFAC;

•	risk management, corporate governance, and regulatory background specific to the financial services industry; and

•	public service experience that provides an alternative perspective in the areas of government relations and regulatory matters that impact the Company.

Maryann Goebel	Age: 71
TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2014 • Bank since 2014	• Audit • Compensation & Governance (Chair) • Risk Management

Ms. Goebel has been an independent IT management consultant since 2012. She was executive vice president and chief information officer of Fiserv, Inc. (NASDAQ: FISV) from 2009 to 2012. In this role, she was responsible for all internal Fiserv IT systems (infrastructure and applications), as well as IT infrastructure, operations, engineering and middleware services. In her 40+ year career, Ms. Goebel has shaped the strategic direction of information technology for major corporations around the world, serving in the critical role of chief information officer for: DHL Express from 2006 to 2009; General Motors North America from 2003 to 2006; Frito-Lay from 2001 to 2002; General Motors Europe from 1999 to 2001; General Motors Truck Group from 1997 to 1999; and Bell Atlantic NYNEX Mobile (now Verizon Mobile) from 1995 to 1997. She has also held senior IT leadership positions at Texas Instruments, Inc., Aérospatiale Helicopter Corporation, and the Southland Corporation, among others.

Ms. Goebel serves as an independent director of Repay Holdings Corporation (ticker: RPAY), a leading provider of vertically-integrated payment solutions headquartered in Atlanta, Georgia since 2019, where she serves as the chair of the technology committee and served as a member of the audit committee from 2019 to 2022.

Ms. Goebel received the “100 Leading Women in the North American Auto Industry” award in 2005. She also received an award for outstanding professional achievement from her alma mater, Worcester Polytechnic Institute, where she earned a Bachelor of Science degree in mathematics and currently serves on their Arts and Sciences Advisory Board. In 2017, Ms. Goebel was awarded the CERT Certificate in Cybersecurity Oversight by the NACD.

DIRECTOR QUALIFICATION HIGHLIGHTS:

In making the determination that Ms. Goebel should be a nominee for director of Seacoast, qualification as an independent director, as well as the following qualifications were considered:

•	extensive knowledge of complex information technology environments and focus on innovation;

•	expertise in strategizing and implementing best-practice processes, tools and structure that are essential to supporting a superior customer experience;

•	experience in aligning IT objectives with corporate priorities; and

•	leadership and ability to help drive the Company’s expansion of technology to deliver a state-of-the-art customer experience.

Robert J. Lipstein	Age: 66

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2019 • Bank since 2019	• Audit (Chair) • Risk Management

Mr. Lipstein is a certified public accountant and has over 40 years of diversified experience in various business roles, including leadership in audit, corporate governance, information technology, and enterprise risk management. Mr. Lipstein currently chairs Seacoast’s Audit Committee and is a member of the Enterprise Risk Management Committee. He is also a retired KPMG senior partner where he held numerous leadership roles including, Global Partner in Charge of Sarbanes Oxley Services, Global Managing Partner in Charge of IT Business Services, Partner in Charge of KPMG’s financial service practice and Partner in Charge of KPMG’s advisory practice for the Mid-Atlantic region.

Mr. Lipstein has multiple public company and private company board experiences. In March 2022, Mr. Lipstein was appointed as a board member and chair of the audit committee of Onfolio Holdings, a privately-held company that assists investors with acquisition and operation of online business website content. He currently is a board member and a member of the audit committee of Firstrust Bank, a privately-held family owned community bank headquartered in Philadelphia, Pennsylvania, since 2021. He also serves as a board member of Infrasight Software, formerly, Cloud Pricing Services, a start-up venture providing visibility into IT Infrastructure costs and utilization to enable optimization of bare metal and cloud based servers. In addition, he is a board member of Einstein Healthcare Network, an academic medical center offering full service medical, surgical, and rehabilitation services where he serves as the chair of the audit committee and is a member of the finance and technology committees. Mr. Lipstein previously served as an independent board member of Ocwen Financial (ticker: OCN), a provider of residential and commercial mortgage loan servicing headquartered in Mount Laurel, New Jersey, where he was as a member of the audit committee and compensation committee from 2017 to 2020.

He is a graduate of the University of Pennsylvania Director Institute, an Emeritus member of the Weinberg Center for Corporate Governance and he earned a Bachelor’s degree in Accounting from the University of Delaware.

DIRECTOR QUALIFICATION HIGHLIGHTS:

In making the determination that Mr. Lipstein should be a nominee for director of Seacoast, qualification as an independent director, as well as the following qualifications were considered:

•	extensive knowledge of accounting practices, including financial reporting and internal controls;

•	expertise in executive leadership, financial services, corporate governance, regulatory and compliance, risk management, technology and information security; and

•	knowledge of effective banking management practices.

Thomas E. Rossin	Age: 88

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2003 • Bank since 2003	• Risk Management • Corporate Development (Chair)

Mr. Rossin is a retired attorney in West Palm Beach, Florida, previously serving as management chairman with the firm of St. John, Rossin & Burr, PLLC from 1993 to 2016. He served as a Florida State Senator from 1994 to 2002, the last two years as minority leader, and was a candidate for Florida Lt. Governor in 2002. Mr. Rossin founded Flagler National Bank in 1974, serving as president, chief executive officer and director and growing it to the largest independent bank in Palm Beach County with over $1 billion in assets. Forming The Flagler Bank Corporation, the holding company for Flagler National Bank, in 1983 and serving as president, chief executive officer and director, he took it public in 1984 and facilitated the acquisition of three financial institutions, until both Flagler National Bank and the holding company were sold in 1993 to SunTrust Bank. Prior thereto, Mr. Rossin was vice chairman and director of First Bancshares of Florida, Inc. after consolidating four banks under one charter, including First National Bank in Riviera Beach at which he served as president and chief executive officer. He has served as past president of the Community Bankers Association of Florida and Palm Beach County Bankers Association, and is currently a member of the Florida Bar Association. In March 2014, Mr. Rossin received the Exemplary Elected Official Award from the Forum Club of the Palm Beaches.

Mr. Rossin earned a Juris Doctorate from University of Miami School of Law and a Bachelor’s degree from Columbia University.

DIRECTOR QUALIFICATION HIGHLIGHTS:

In making the determination that Mr. Rossin should be a nominee for director of Seacoast, qualification as an independent director, as well as the following qualifications were considered:

•	legal background and knowledge of legal issues related to financial institutions and underlying corporate governance matters;

•	significant public service experience, that combined with his legal background, provides the Board of Directors with knowledge in the areas of government relations and regulatory matters that impact the Company;

•	extensive experience in the financial services industry; and

•	his knowledge and experience with the Company.

Director Terms Extended Beyond the Annual Meeting

Jacqueline L. Bradley	Age: 64

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2015 • Bank since 2014	• Bank Trust (Chair) • Corporate Development

Ms. Bradley served as a director of BankFIRST from 2005 until BANKshares was acquired by Seacoast in 2014. During her tenure at BankFIRST, she served on BankFIRST’s Special Assets Committee and Audit Committee. Ms. Bradley currently chairs Seacoast Bank’s Trust and Wealth Management Committee. Ms. Bradley has had a 20+ year career in financial services, including seven years with SunTrust Bank in Central Florida, culminating in her last position as senior vice president leading its Private Client Group (1999-2002). Her previous experience also includes 8 years as vice president with Moody’s Investors Services and 3 years providing consulting services for McKinsey Management Consultants and Touché Ross.

Since 2020, Ms. Bradley serves on the board of directors of Tampa Electric Company, a wholly-owned subsidiary of Emera, Inc. (ticker: EMRAF), a public gas and electric utilities company. In 2021, Ms. Bradley was appointed as an independent director to the board of directors of certain business development companies managed by affiliates of Lafayette Square Holding Company, LLC., an impact investment platform that deploys long-term capital alongside impactful services to local communities across the U.S., where she currently serves as the chair of the board’s nominating committee and a member of the board’s audit committee. Ms. Bradley also serves on the board of directors of the Boys & Girls Club of Central Florida, serving as chairperson in 2002 and 2003. Additionally, Ms. Bradley is a board member of The Studio Museum in Harlem. She also served on the finance committee for the Central Florida Expressway Authority and Orange County Tourist Development Council, and the board of directors of the Greater Orlando Aviation Authority, Florida Arts Council, and Cornell Museum of Fine Arts.

Ms. Bradley received her Bachelor of Arts degree in Economics and Political Science from Yale College, and her Master’s degree in Business Administration from Columbia University Graduate School of Business with a concentration in Finance and Marketing.

H. Gilbert Culbreth, Jr.	Age: 76
TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2008 • Bank since 2006	• Bank Credit Risk • Compensation & Governance

Mr. Culbreth has been chief executive officer and owner of Gilbert Chevrolet Company, Inc., a car dealership located in Okeechobee, Florida, for over 40 years. He also owns and manages Gilbert Ford car dealership in Okeechobee, Florida. Mr. Culbreth was previously a member of Big Lake Financial Corporation’s (“Big Lake”) board of directors for 10 years prior to the acquisition of Big Lake by Seacoast in 2006, and has served on the Bank’s board of directors since the acquisition. In addition, Mr. Culbreth is president of several other family businesses, including: Culbreth Realty, Inc. (a real estate brokerage company), Parrott Investments, Inc. (a holding company for two other businesses), Gilbert Cattle Co., LLC (a cattle operation), Grace Marine (a watercraft sales company), Gilbert Aviation Inc. (an aircraft sales and service company), Gilbert Oil Company, LLC and Gilbert Trucking, Inc. Mr. Culbreth is a former director of the Florida Council on Economic Education, the Okeechobee County Board of Realtors, the Okeechobee Economic Council, and the United Way of Okeechobee and is a member of the Masonic Lodge.

Julie H. Daum	Age: 67

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2013 • Bank since 2013	• Bank Credit Risk • Compensation & Governance

Ms. Daum has been a senior director of Spencer Stuart, a privately-held global executive search firm since 1993. As head of the North American Board Practice at Spencer Stuart, she has helped place over 1,000 directors on corporate boards working with companies from the Fortune 10 to pre-IPO. Prior to her work at Spencer Stuart, Ms. Daum was the executive director of the corporate board resource at Catalyst, where she managed all board of directors’ activities and worked with companies to identify qualified women for their boards. A widely renowned expert on corporate governance topics, Ms. Daum was recognized by the National Association of Corporate Directors (“NACD”) as one of the top 100 most influential leaders in corporate governance in 2013. Ms. Daum also advises corporate boards on governance issues, board refreshment, and succession planning. Each year, Ms. Daum develops the Spencer Stuart Board Index, a publication detailing trends at national boardrooms. She is a graduate of the Wharton Business School.

Christopher E. Fogal	Age: 70

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 1997 • Bank since 1997	• Bank Trust • Audit

Mr. Fogal is a certified public accountant and a partner emeritus with the public accounting firm of Carr, Riggs & Ingram, LLC (“Carr Riggs”), a top 25 firm that is the second largest super-regional in the southeastern U.S. He was previously a principal with the public accounting firm of Proctor, Crook, Crowder & Fogal, P.A. (“Proctor Crook”), a BDO affiliate firm, located in Stuart, Florida, from 2009 to 2017 when the firm merged with Carr Riggs. Mr. Fogal was the managing partner of Fogal & Associates from 1979 until the firm merged with Proctor Crook in 2009. He also served on the board of directors of Port St. Lucie National Bank until it was acquired by Seacoast in 1996. Currently, Mr. Fogal is chairman of the St. Lucie County Economic Development Council. He has also served as past chairman of the Treasure Coast Private Industry Council and past president of the St. Lucie County Chamber of Commerce, and is active in a number of professional organizations including the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Dennis S. Hudson, III	Age: 66

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 1984 • Bank since 1984	• Bank Credit Risk (Chair) • Corporate Development

Mr. Hudson served as the Executive Chairman in 2021 after serving as Chairman of Seacoast from July 2005, and Chief Executive Officer of the Company from June 1998 to December 2020. Mr. Hudson has also served as Chairman and Chief Executive Officer of the Bank from 1992 to 2020, after serving in various positions with the Company and the Bank since 1978.

Mr. Hudson serves on the board of directors, the audit committee and the compensation committee of Chesapeake Utilities Corporation (ticker: CPK), a public gas and electric utilities company headquartered in Dover, Delaware. Mr. Hudson also serves on the board of the Community Foundation for Palm Beach and Martin counties. Previously, Mr. Hudson served as an independent director to PENN Capital Funds, a mutual fund group managed by PENN Capital Management from 2015 until it was sold in 2021. From 2005 through 2010, he also served as a member of the board of directors of the Miami Branch of the Federal Reserve Bank of Atlanta.

Mr. Hudson is actively involved in the community, having served on the boards of the Martin County YMCA Foundation, Council on Aging, The Pine School, the Job Training Center, American Heart Association, Martin County United Way, the Historical Society of Martin County, and Martin Health System, as well as chairman of the board of the Economic Council of Martin County. Mr. Hudson is a graduate of Florida State University with a Bachelor’s degree in Finance, and a Master’s degree in Business Administration.

Alvaro J. Monserrat	Age: 53

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2017 • Bank since 2017	• Audit • Compensation & Governance • Corporate Development

Mr. Monserrat is the CEO of Ultra 7, a business strategy consulting firm focused on advising CEOs and Boards of emerging, high growth and start up technology organizations. Prior to Ultra 7, Mr. Monserrat was the chief revenue officer of ACI Worldwide, Inc. (ticker: ACIW), a global software company that provides mission-critical real-time payment solutions to corporations. Prior to ACI, Mr. Monserrat served as the executive vice president and general manager at Nuance Imaging, a subsidiary of Nuance Communications, Inc. (ticker: NUAN), a leading provider of voice and language solutions for business and consumers from January 2018 to February 2019. Mr. Monserrat joined Nuance after serving as chief executive officer at RES Software, a leading digital workspace technology company from 2015 until the company was acquired by Invanti in 2017. He also served as Citrix Systems’ senior vice president of Worldwide Sales & Service from 2008 to 2015. At Citrix, Monserrat was part of the executive leadership team that grew the company from hundreds of millions to more than $3B in revenue by 2014, and was instrumental in crafting the strategy that helped Citrix grow from a single-product company, to a multi-product industry leader. Prior to joining Citrix, Mr. Monserrat served as senior director at Innovex Group (acquired by Citrix), and received numerous awards including Microsoft’s Best E-Commerce Solution and Best Small Business Solution Awards. Mr. Monserrat’s career spans more than 25 years in large enterprises and entrepreneurial ventures within enterprise software, mobility, cloud, networking and business strategy. His areas of expertise include go-to-market, product and human capital strategy.

Mr. Monserrat is the chairman of the board of directors of Matrix42, a European-based B2B Cloud software company. Mr. Monserrat also serves as chairman of the board at itopia, a cloud automation platform. Previously, he served as director at RES Software from 2015 to 2017 and as director at Auxis LLC from 2016 to 2017. He also served on the board of advisors for Virsto and Whiptail from 2010 to 2013, on the national partner board for the Leukemia and Lymphoma Society from 2008 to 2009, and on the board of the Children’s Harbor Society. Mr. Monserrat holds a Master’s degree of business administration from the University of Texas at Austin and a Bachelor’s degree in computer science from the University of Miami.

Charles M. Shaffer	Age: 48

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2021 • Bank since 2021	• To be determined

Mr. Shaffer was appointed president and chief executive officer and a member of the Board of Directors of the Company and Bank on January 1, 2021. Mr. Shaffer previously served as chief operating officer since May 2019. He also served as executive vice president and chief financial officer from January 2017 to May 2019. Prior to that, he led the community banking group since October 2013 and held other various positions in the Company, including controller since 2005.

Mr. Shaffer is actively involved in the community and other external organizations, serving on the board of directors of Armellini Express Lines, a private logistics company headquartered in Palm City, FL, as well as, BancServ of Florida Bankers Association and United Way of Martin County. Mr. Shaffer is a graduate of the University of Central Florida with a Master’s degree in Business Administration with a specialization in finance, Florida State University with a Bachelor’s degree in Finance, Florida Atlantic University with a Bachelor’s degree in Accounting and is graduate of the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business. He is a Certified Public Accountant licensed in the State of Florida.

Director Compensation

Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations from the CGC. In making its recommendations, the CGC considers the director compensation practices of peer companies and whether such recommendations align with the interests of our shareholders with respect to total compensation and each element thereof based on a peer group study conducted by the Company’s compensation consultant. For more information about the peer group, see “Benchmarking and Peer Group.” Our compensation program for non-employee directors is designed to:

•	appropriately compensate directors for the work required at a company of Seacoast’s size, growth, and dynamic and evolving business model;

•	align directors’ interests with the long-term interests of Seacoast’s shareholders; and

•	make meaningful adjustments every few years, rather than small annual adjustments.

Non-Employee Director Compensation Structure

Annual Retainer paid to all Non-employee Directors of the Company in 2021:
Cash (1)	$37,500
Stock Award (2)	$62,500
Annual Committee Chair Retainer for all Committees	$25,000

(1)	A number of directors have elected to receive all or a portion of their cash retainer in stock or stock options as described below.

(2)	Granted under the 2021 Incentive Plan following election or re-election at each annual meeting of shareholders.

All cash retainers are paid in quarterly installments. To further align directors’ interests with long-term shareholder interests, directors may elect to receive: 1) all or a portion of their annual cash retainer in Company common stock, and 2) up to a maximum of 30% of their annual cash retainer in the form of non-qualified options to purchase shares of Company common stock. Retainers are pro-rated for directors who join or leave the Board or have a change in Board role during a quarterly period.

Non-employee directors are also reimbursed for their travel, lodging and related expenses incurred in connection with attending Board, committee and shareholders meetings and other designated Company events. Executive officers who are also directors do not receive any compensation for services provided as a director.

Lead Independent Director Compensation

The Board appointed Christopher E. Fogal as Lead Independent Director in December 2018. In 2021, Mr. Fogal received an additional annual cash retainer of $35,000 for his service as Lead Independent Director.

Director Stock Ownership Policy

To align the interests of our directors and shareholders, our Board of Directors believes that directors should hold a significant financial stake in Seacoast. Consequently, our Corporate Governance Guidelines require that directors own Seacoast stock equal in value to a minimum of three times their base annual retainer within four years of joining the Board. Each director must retain 75% of their shares until reaching the minimum share ownership requirement, and after the ownership target is met, must retain at least 50% of the shares for one year. All of our directors own more than the minimum stock requirement.

The table below sets forth the total compensation paid to Board members who are not employees of the Company or the Bank for fiscal year 2021.

2021 Director Compensation Table

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Director	($)(1)	($)(2)	($)(3)	($)	($)
Dennis J. Arczynski	87,500 (4)	62,512	--	--	150,012
Jacqueline L. Bradley	62,500 (4)	62,512	--	--	125,012
H. Gilbert Culbreth, Jr.	37,500 (6)	62,512	--	--	100,012
Julie H. Daum	37,500 (6)	62,512	--	--	100,012
Christopher E. Fogal	72,500 (5)	62,512	--	--	135,012
Maryann Goebel	62,500 (4)	62,512	--	--	125,012
Robert J. Lipstein	62,500 (4)	62,512	--	--	125,012
Alvaro J. Monserrat	37,500	62,512	--	--	100,012
Thomas E. Rossin	62,500 (4)	62,512	--	--	125,012

(1)	Directors may elect to take a portion of their cash compensation in the form of non-qualified options to purchase shares of Company common stock. A breakdown of the option awards made to each director in 2021 is provided below in the table entitled “Stock Awards and Options Granted to Directors in 2021”.

(2)	A breakdown of the stock awards made to each director in 2021 is provided below in the table entitled “Stock Awards Granted to Directors in 2021”. No stock awards held by directors were outstanding as of December 31, 2021.

(3)	Directors may elect to take a portion of their 2021 cash compensation in the form of stock option awards. The grant date value of these awards is included in the “Fees Earned or Paid in Cash” column. In 2021, no director elected to take stock option awards. As of December 31, 2021, no stock option awards described below in the table entitled “Stock Awards and Options Granted to Directors in 2021” were outstanding.

(4)	Includes $25,000 for each service as Chair of a Board Committee, including bank subsidiary committees; any committee chair rotation is pro-rated accordingly on quarterly basis.

(5)	Includes $35,000 for service as Lead Independent Director.

(6)	The table below shows the cash amounts that the directors deferred into the Directors’ Deferred Compensation Plan (“DDCP”) described below in 2021 and the total number of shares held in the DDCP for each director as of the Record Date.

	Cash Deferred into DDCP Stock
	Account in 2021	Total Shares held in DDCP
Director	($)	(#)
Dennis J. Arczynski	--	34,126
Jacqueline L. Bradley	--	17,040
H. Gilbert Culbreth, Jr.	37,500	28,331
Julie H. Daum	37,500	30,494
Christopher E. Fogal	--	20,470
Maryann Goebel	--	19,537
Robert J. Lipstein	--	--
Alvaro J. Monserrat	--	12,372
Thomas E. Rossin	--	19,836

Stock Awards & Options Granted To Directors In 2021

The following table sets forth certain information concerning stock awards and options granted to directors during 2021. As of December 31, 2021, all stock awards granted to directors listed below were fully vested.

			Option Awards:	Exercise or Base	Grant Date Fair
			Number of Securities	Price of Option	Value of Stock and
		Stock Awards(1)	Underlying Options	Awards	Option Awards(2)
Name	Grant Date	(#)	(#)	($/Sh)	($)
Dennis J. Arczynski	7/30/2021	2,057	--	--	62,512
Jacqueline L. Bradley	7/30/2021	2,057	--	--	62,512
H. Gilbert Culbreth, Jr.	7/30/2021	2,057	--	--	62,512
Julie H. Daum	7/30/2021	2,057	--	--	62,512
Christopher E. Fogal	7/30/2021	2,057	--	--	62,512
Maryann Goebel	7/30/2021	2,057	--	--	62,512
Robert J. Lipstein	7/30/2021	2,057	--	--	62,512
Alvaro J. Monserrat	7/30/2021	2,057	--	--	62,512
Thomas E. Rossin	7/30/2021	2,057	--	--	62,512

(1)	All of the shares were deferred into the Company’s Directors’ Deferred Compensation Plan described below, with the exception of Dennis J. Arczynski and Robert J. Lipstein.

(2)	Represents the aggregate grant date fair value as of the respective grant date for each award, calculated in accordance with FASB ASC Topic 718. The assumptions made in valuing stock awards reported in this column are discussed in Note 1 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2021.

Directors’ Deferred Compensation Plan

The Company has a Directors’ Deferred Compensation Plan (“DDCP”) to allow each non-employee director of the Company and the Bank to defer receipt of his or her director compensation, both cash and equity, until his or her separation from service with the Company. Each participant account is separated into sub-accounts for cash deferrals (“Cash Deferral Account”) and equity deferrals (“Equity Deferral Account”). Each participant directs how his or her Cash Deferral Account in the DDCP is invested among the available investment vehicle options, including a Company stock fund (“Stock Account”). The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. No earnings or dividends paid under the DDCP are above-market or preferential.

All amounts paid under the DDCP are paid in cash from the general assets of the Company, either directly by the Company or via a “rabbi trust” the Company has established in connection with the plan. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest in his or her plan account that is greater than that of an unsecured creditor.

Upon a participant’s separation from service, the participant will receive the balance of his or her Stock Account and/or Equity Deferral Account in shares of Company common stock and the balance of his or her other plan accounts in cash in one of the following three forms specified by the participant at the time of initial deferral election: i) a lump sum; ii) monthly installments over a period not to exceed five years; or iii) a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five years. Upon death of a participant, any balance in his or her account shall be paid in a lump sum to his or her designated beneficiary or to his or her estate.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS

In accordance with the Exchange Act, we are required to include in this proxy statement and present at the Annual Meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this proxy statement. The proposal will be presented at the Annual Meeting in the form of the following resolution:

RESOLVED, that the holders of common stock of the Company approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s Proxy Statement for the 2022 Annual Meeting.

This advisory vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board of Directors or creating or implying any additional fiduciary duty on the Board of Directors, nor will it affect any compensation paid or awarded to any executive. The CGC and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, qualified talent critical to our long-term success and enhancement of shareholder value. Seacoast’s Board of Directors believes that our compensation policies and procedures achieve this objective.

Currently, say-on-pay votes are held by the Company annually, and the next shareholder advisory vote will occur at the 2023 annual meeting of shareholders.

This Proposal 2 requires approval by the affirmative vote of a majority of votes cast at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee, acting pursuant to authority delegated to it by the Board of Directors, appointed Crowe LLP, an independent registered certified public accounting firm and the Company’s independent auditor for the fiscal year ending December 31, 2021, to serve as the Company’s independent auditor for the fiscal year ending December 31, 2022. Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of Crowe LLP for ratification by the Company’s shareholders in order to ascertain the views of the shareholders regarding such appointment and as a matter of good corporate practice. If the shareholders should not ratify the appointment of Crowe LLP, the Audit Committee will reconsider the appointment.

Representatives of Crowe LLP will be present at the Annual Meeting and will be given the opportunity to make a statement on behalf of the firm, if they so desire, and will also be available to respond to appropriate questions from shareholders. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the ratification of the appointment of Crowe LLP for the fiscal year ending December 31, 2022. Ratification of this proposal requires approval by the affirmative vote of a majority of votes cast at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

Relationship with Independent Registered Public Accounting Firm

Crowe LLP’s report on Seacoast’s consolidated financial statements for the fiscal year ended December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Crowe LLP’s report on Seacoast’s internal control over financial reporting expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. Crowe LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.

Independent Registered Public Accounting Firm’s Fees

The following table shows the fees paid or accrued by the Company for the audit and other services for the fiscal years ended December 31, 2021 and 2020, including expenses:

	2021	2020
Audit Fees (1)	$1,021,000	$904,900
Audit-Related Fees (2)	$151,000	$85,900
Tax Fees (3)	$61,000	$43,000
All Other Fees (4)	$49,000	$24,000

(1)	Includes the aggregate fees for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, reviews of consolidated financial statements included in the Company’s Forms 10-Q filed during the respective fiscal year, and audit of the Company’s internal control over financial reporting, including fees associated with the Company’s adoption of ASC 326, Financial Instruments – Credit Losses incurred in 2020.

(2)	Includes the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily relate to audits of the Company’s compliance with certain requirements applicable to the U.S. Department of Housing and Urban Development (HUD) assisted programs, and related attestation reporting thereon. Also includes aggregate fees billed in 2020 for professional services performed in connection with the Company’s filing of certain registration statements and related issuance of consents.

(3)	Includes tax preparation and compliance activities for the Company and related tax compliance.

(4)	Includes the aggregate fees for professional services and expenses rendered in connection with the audit of the Company’s retirement savings plan.

Pre-Approval Policy

Under the Audit Committee’s Charter, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X Rule 2-.01(c)(7)(i).

OTHER INFORMATION

Certain Transactions and Business Relationships

Related Party Transactions

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a Related Party Transaction Policy to guide the Company in connection with all related party transactions. The policy is available on the Company’s website at www.SeacoastBanking.com. The Company defines a related party as:

•	any employee, officer, director or director nominee of the Company and/or its subsidiaries;

•	a shareholder (or group of affiliated shareholders) beneficially owning in excess of 5% of the Company (or its controlled affiliates);

•	a shareholder (or group of affiliated shareholders) with the right to designate a director or board observer to the Board of Directors of the Company and/or any of its subsidiaries;

•	an immediate family member of any of the foregoing; and

•	an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of such entity.

The policy requires the Audit Committee or a majority of disinterested members of the Board to approve or ratify a transaction between the Company and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

•	transactions available on similar terms to all employees or customers generally;

•	transactions involving less than $25,000 when aggregated with all similar transactions; and

•	loans made by the Bank in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable loans with parties not related to the lender, and not involving more than the normal risk of repayment or presenting other unfavorable features, and in compliance with applicable law, including the Sarbanes Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve System.

The Audit Committee is currently comprised of five directors, Dennis J. Arczynski, Christopher E. Fogal, Maryann Goebel, Robert J. Lipstein (Chair) and Alvaro J. Monserrat. None of the current Audit Committee members is or has been an officer or employee of Seacoast or its subsidiaries and each is independent.

From time to time, the Company enters into commercial dealings with certain related persons that it considers arms-length and comparable to dealings between unrelated parties. In 2021, there were no material commercial dealings with any related persons.

Several of Seacoast’s directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries. These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast’s management and in accordance with the Bank’s written loan policy, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Seacoast and its subsidiaries expect to have such transactions on similar terms with their directors, executive officers, and their affiliates in the future.

As a federally insured bank, the Bank is subject to Regulation O, which governs loans to “insiders”, defined as any executive officer, director or principal shareholder of the Company or the Bank, and their related interests. Regulation O limits loans to insiders and requires that the terms and conditions of credits granted to insiders are substantially the same as those extended to other customers of the Bank. The Bank’s written loan policy requires compliance with the provisions of Regulation O.

The aggregate amount of loans outstanding by the Bank to directors, executive officers, and related parties of Seacoast or the Bank as of December 31, 2021, was approximately $545,506, which represented approximately 0.04% of Seacoast’s consolidated shareholders’ equity on that date. Additionally, the Bank had $784,373 in unfunded commitments to lend directors and named executive officers at December 31, 2021. These loans were made in the ordinary course of business and they did not involve more than the normal risk of collectability or present other unfavorable features.

Other Matters

Principal Offices

The principal executive offices of Seacoast are located at 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995, and its telephone number is (772) 287-4000.

Availability of Form 10-K

Upon the written request of any person whose proxy is solicited by this proxy statement, Seacoast will furnish to such person without charge (other than for exhibits) a copy of Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, P.O. Box 9012, Stuart, Florida 34995.

Solicitation of Proxies; Expenses

The Board of Directors of the Company is soliciting proxies to be voted at the Annual Meeting. The Company will bear the cost of preparing, printing and mailing the proxy materials and soliciting proxies for the Annual Meeting. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, and/or voting trustees or their nominees who can be identified as record holders of the Company’s common stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials. Seacoast may retain other unaffiliated third parties to solicit proxies and pay the reasonable expenses and charges of such third parties for their services.

Notice of Business to Come Before the Meeting

Management of Seacoast does not know of any matters to be brought before the Annual Meeting other than those described above. If any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Shareholder Proposals for 2023

Shareholder Proposals for Inclusion in 2023 Proxy Statement

To be considered for inclusion in the Company’s proxy statement and proxy card for the 2023 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than December 12, 2022, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this proxy statement.

Shareholder Proposals for Presentation at 2023 Annual Meeting

If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2023 Annual Meeting of Shareholders, you must give timely written notice of the proposal to the Company’s Secretary pursuant to the Company’s advance notice provisions. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the Company’s principal executive offices no fewer than 60 nor more than 90 days before the one-year anniversary of the date of the Annual Meeting. To be timely, the written notice (including a notice recommending a director candidate) must be received no earlier than February 23, 2023 and no later than March 25, 2023. The notice must describe your proposal in reasonable detail and provide certain other information required by the Company’s Articles of Incorporation. A copy of the Company’s Articles of Incorporation is available upon request from the Company’s Secretary.

Additional Voting Information

Voting at Annual Meeting

Shares represented by valid proxies and voting instruction forms that are received on time will be voted as specified. If you sign and return your proxy card or voting instruction form but do not provide voting instructions, your shares represented by the proxy will be voted as recommended by our Board of Directors as indicated below:

Proposal		Board Recommendation
1	Election of Directors	FOR ALL
2	Advisory Vote on Executive Compensation	FOR
3	Ratification of Auditor	FOR

If any other matters are properly presented at the Annual Meeting for action, the persons named and acting as proxy will have the discretion to vote for you on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

Record Date

You may vote all common shares that you owned as of the close of business on March 28, 2022, which is the record date for the meeting.

Forms of Ownership of Shares

If you receive more than one proxy card or notice, it means you have multiple holdings. You may own common shares in one or more ways, including:

•	Directly in your name as the shareholder of record (which may be held individually, jointly, or another title), including shares purchased through Seacoast’s Dividend Reinvestment and Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans;

•	Indirectly through a bank, broker or other nominee in “street name”; or

•	Indirectly through Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan.

If your shares of common stock are registered directly in your name, we are sending the proxy materials directly to you. If you hold our shares in street name, your bank, broker or other nominee is sending proxy materials to you and you must direct them how to vote on your behalf by completing the voting instruction form that accompanies your proxy materials or by following the instructions in the notice you received.

If you are a participant in Seacoast’s Dividend Reinvestment and Stock Purchase Plan, follow the instructions on the Notice or proxy card to provide voting instructions to the trustee. Shares held in your plan account will be combined and voted at the Annual Meeting in the same manner in which you voted those shares registered in your own name either by proxy or in person.

If you are a participant in Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan, your voting instructions must be received by May 19, 2022 (the “cut-off date”) to allow sufficient time for the trustees to vote. If your voting instructions are received by the cut-off date, your shares in these plans will be voted as directed by you. For the shares in your account in Seacoast’s Retirement Savings Plan, if you do not submit your voting instructions by following the instructions on the Notice or proxy card, then the trustee of the Retirement Savings Plan will vote, or not vote, in its sole discretion, the shares of common stock in your account. For shares held in your account in the Employee Stock Purchase Plan, your shares will not be voted if you do not give voting instructions as to such shares by proxy by the cut-off date. Please follow the instructions on each notice or proxy card to ensure that all of your shares are voted.

Street Name Holders

If you are a beneficial owner and a broker, bank or other nominee is the record holder (which is commonly referred to as holding shares in “street name”), then you received the notice of the Annual Meeting or proxy materials from the record holder. You have the right to direct your broker or nominee how to vote your shares, and such broker or other nominee is required to vote the shares in accordance with your instructions. Your broker or nominee should have given you instructions on how to vote your shares. It will then be the record holder’s responsibility to vote your shares in the manner you direct. Generally, under the rules of various securities exchanges, brokers and other record holders may vote on discretionary or routine matters, but cannot vote on non-routine or non-discretionary matters unless they have received voting instructions from the beneficial holder. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the Annual Meeting.

Proposals 1 and 2 are considered non-routine matters, and cannot be voted on by your broker without your instructions. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be voted on at the meeting.

If your shares are held in street name, you are invited to attend the Annual Meeting; however, you may not vote your shares of common stock held in street name in person at the Annual Meeting unless you request and obtain a power of attorney or other authority from your broker or other nominee who holds your shares and bring it to the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you vote in advance of the Annual Meeting in case your plans change.

Revocation of Proxies

If your shares of common stock are registered directly in your name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	timely submitting another proxy via the telephone or internet;

•	delivering to Seacoast a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy, with such written notice to be sent to: 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995, Attention: Corporate Secretary;

•	signing and delivering to Seacoast a proxy card relating to the same shares and bearing a later date; or

•	attending the meeting and voting in person by written ballot, although attendance at the meeting will not, by itself, revoke a proxy.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

Quorum and Required Vote

To hold a vote on any proposal, a quorum must be present in person or by proxy at the Annual Meeting. A quorum is a majority of the total votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the Record Date.

In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

On the Record Date, there were 61,233,937 shares of common stock issued, outstanding and entitled to be voted, which were held by approximately 2,474 holders of record. Therefore, at least 30,616,969 shares need to be present at the Annual Meeting or represented by proxy in order for a quorum to exist.

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders present or represented by proxy may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time of the adjournment, if any, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting. If the Annual Meeting is adjourned more than 120 days after the date fixed for the original Annual Meeting, the Board of Directors must fix a new record date to determine the shareholders entitled to vote at the adjourned Annual Meeting.

Cumulative voting is not permitted. Abstentions and broker non-votes, if any, will not be counted for purposes of determining whether any of the proposals have received sufficient votes for approval, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

To elect directors and adopt the other proposals at the 2022 Annual Meeting, the following votes are required:

Proposal		Vote Required	Do abstentions and broker non-votes count as votes cast?	Is broker discretionary voting allowed?
1	Election of Directors	Plurality vote (1)	No	No
2	Advisory (Non-binding) Vote on Executive Compensation	Affirmative vote of a majority of votes cast	No	No

3	Ratification of Auditor	Affirmative vote of a majority of votes cast	No	Yes

(1)	Under our Bylaws, all elections of directors are decided by plurality vote. However, notwithstanding the plurality standard, in an uncontested election for directors, which is the case for the election under Proposal 1, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the Board following certification of the shareholder vote. The CGC would then review and make a recommendation to the Board of Directors as to whether the Board should accept the resignation, and the Board would ultimately decide whether to accept or reject the resignation. If any resignation is accepted by the Board, such resignation will be effective upon acceptance. The Company will disclose its decision-making process regarding the resignation in a Form 8-K furnished to the SEC. In contested elections, the required vote would be a plurality of votes cast and the resignation policy would not apply. Full details of this policy are set forth in our Corporate Governance Guidelines, available on our website at www.SeacoastBanking.com.

Multiple Shareholders Sharing the Same Address

The SEC permits delivery of one copy of the proxy materials to shareholders who have the same address and last name under a procedure referred to as “householding”. We do not utilize householding for our shareholders of record. However, if you hold your shares through a broker, bank or other nominee, you may receive only one copy of the notice and, as applicable, any additional proxy materials that are delivered.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of proxy materials mailed to you in the future, please contact your broker, bank or other nominee. However, if you want to receive a paper proxy or notice or other proxy materials for purposes of this year’s Annual Meeting, follow the instructions included in the notice that was sent to you.

* * * *

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone. You also may vote your shares by requesting a paper proxy card and completing, signing and returning it by mail. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.

Charles M. Shaffer
Chairman and Chief Executive Officer

April 11, 2022

LOCATION OF THE 2022 ANNUAL MEETING OF SHAREHOLDERS

Our 2022 Annual Meeting will be held at the Hutchinson Shores Resort: 3793 NE Ocean Blvd, Jensen Beach, FL 34957

Important Note Regarding Virtual Annual Meeting

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may continue to issue in light of the ongoing coronavirus (COVID-19) pandemic. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website www.proxyvote. com, and we encourage you to check this website prior to the meeting if you plan to attend.

APPENDIX A

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These measures should not be considered an alternative to GAAP.

	YEAR-ENDED
(Dollars in thousands, except per share data)	2021	2020	2019	2018	2017
Net Income	$124,403	$77,764	$98,739	$67,275	$42,865
Total noninterest income	70,727	61,570	56,732	50,022	58,469
Gain on sale of VISA stock	–	–	–	–	15,153
Securities losses (gains), net	578	(1,235)	(1,217)	623	86
BOLI benefits on death (included in other income)	–	–	(956)	(280)	–
Gain on sale of domain name (included in other income)	(755)	–	–	–	–
Total Adjustments to Noninterest Income	(177)	(1,235)	(2,173)	343	(15,239)
Total Adjusted Noninterest Income	70,550	60,335	54,559	50,365	43,230
Total noninterest expense	197,435	185,552	160,739	162,273	149,916
Merger related charges	(7,853)	(9,074)	(969)	(9,681)	(12,922)
Amortization of intangibles	(5,033)	(5,857)	(5,826)	(4,300)	(3,360)
Business continuity expenses	–	(307)	(95)	–	(352)
Branch reductions and other expense initiatives	(2,150)	(818)	(1,846)	(587)	(4,321)
Total Adjustments to Noninterest Expense	(15,036)	(16,056)	(8,736)	(14,568)	(20,955)
Total Adjusted Noninterest Expense	182,399	169,496	152,003	147,705	128,961
Income Taxes	34,335	22,818	29,873	20,259	36,336
Tax effect of adjustments	3,536	3,635	1,846	3,834	1,792
Taxes and tax penalties on acquisition-related BOLI redemption	–	–	–	(485)	–
Effect of change in corporate tax rate on deferred tax assets	774	–	(1,135)	(248)	(8,552)
Total Adjustments to Income Taxes	4,310	3,635	711	3,101	6,760
Adjusted Income Taxes	38,645	26,453	30,584	23,360	43,096
Adjusted Net Income	$134,952	$88,950	$104,591	$79,085	$55,341
Earnings per diluted share, as reported	$2.18	$1.44	$1.90	$1.38	$0.99
Adjusted Earnings per Diluted Share	2.36	1.65	2.01	1.62	1.28
Average diluted shares outstanding	57,088	53,930	52,029	48,748	43,350
Adjusted Noninterest Expense	$182,399	$169,496	$152,003	$147,705	$128,961
Provision for credit losses on unfunded commitments	(133)	(185)	–	–	–
Foreclosed property expense and net gain/(loss) on sale	264	(2,263)	(51)	(460)	302
Net Adjusted Noninterest Expense	$182,530	$167,048	$151,952	$147,245	$129,263
Revenue	$346,752	$324,313	$300,350	$261,537	$234,765
Total Adjustments to Revenue	(177)	(1,235)	(2,173)	343	(15,239)
Impact of FTE adjustment	516	460	335	441	706
Adjusted Revenue on a fully taxable equivalent basis	$347,091	$323,538	$298,512	$262,321	$220,232
Adjusted Efficiency Ratio	52.59%	51.63%	50.90%	56.13%	58.69%
Average Assets	$9,337,054	$7,860,000	$6,831,280	$6,057,335	$5,206,617
Less average goodwill and intangible assets	(249,089)	(231,267)	(228,042)	(178,287)	(115,511)
Average Tangible Assets	$9,087,965	$7,628,733	$6,603,238	$5,879,048	$5,091,106
Return on Average Assets (ROA)	1.33%	0.99%	1.45%	1.11%	0.82%
Impact of removing average intangible assets and related amortization	0.08%	0.09%	0.11%	0.09%	0.06%
Adjusted Return on Average Tangible Assets (ROTA)	1.41%	1.08%	1.56%	1.20%	0.88%
Impact of other adjustments for Adjusted Net Income	0.07%	0.09%	0.02%	0.15%	0.21%
Adjusted Return on Average Tangible Assets	1.48%	1.17%	1.58%	1.35%	1.09%
Average Shareholders’ Equity	$1,215,312	$1,045,219	$928,793	$740,571	$570,399
Less average goodwill and intangible assets	(249,089)	(231,267)	(228,042)	(178,287)	(115,511)
Average Tangible Equity	$966,223	$813,952	$700,751	$562,284	$454,888
Return on Average Shareholders’ Equity	10.24%	7.44%	10.63%	9.08%	7.51%
Impact of removing average intangible assets and related amortization	3.03%	2.66%	4.09%	3.46%	2.39%
Return on Average Tangible Common Equity (ROTCE)	13.27%	10.10%	14.72%	12.54%	9.90%
Impact of other adjustments for Adjusted Net Income	0.70%	0.83%	0.21%	1.52%	2.27%
Adjusted Return on Average Tangible Common Equity	13.97%	10.93%	14.93%	14.06%	12.17%

Seacoast

BANKING CORPORATION
OF FLORIDA

SeacoastBank.com | 800 706 9991

Member FDIC

815 COLORADO AVENUE P.O. BOX 9012 STUART, FL 34995-9012 ATTN: KATHY HSU

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date (for shares held in the Employee Plans) or the day before the meeting date (for all other shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date (for shares held in the Employee Plans) or the day before the meeting date (for all other shares). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Seacoast in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	D69706-P68466	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEACOAST BANKING CORPORATION OF FLORIDA			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR ALL director nominees and FOR Proposals 2 and 3.			All	All	Except
			☐	☐	☐
1.	Elect Directors

	01)	Dennis J. Arczynski
	02)	Maryann Goebel
	03)	Robert J. Lipstein
	04)	Thomas E. Rossin						For	Against	Abstain

2.	Advisory (Non-binding) Vote on Compensation of Named Executive Officers							☐	☐	☐

3.	Ratification of Appointment of Crowe LLP as Independent Auditor for 2022							☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting:
The Notice & Proxy Statement and our 2021 Annual Report on Form 10-K are
available at www.proxyvote.com.

D69707-P68466

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEACOAST BANKING CORPORATION OF FLORIDA FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 24, 2022 at 10:00 A.M.

FOR REGISTERED SHAREHOLDERS: The undersigned shareholder(s) hereby appoint(s) Tracey L. Dexter, as Proxy, and hereby authorize(s) her to represent and to vote all shares of common stock of Seacoast Banking Corporation of Florida (“Seacoast”) that the undersigned may be entitled to vote at the 2022 Annual Meeting of Shareholders to be held at Hutchinson Shores Resort, 3793 NE Ocean Blvd., Jensen Beach, Florida, or by means of remote communication (a virtual-only Annual Meeting) on Tuesday, May 24, 2022, at 10:00 A.M., local time, and at any adjournments or postponements thereof (the “Annual Meeting”), as designated on the reverse side of this ballot, upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated April 11, 2022.

FOR PARTICIPANTS IN SEACOAST’S EMPLOYEE BENEFIT PLANS: This form provides voting instructions to the trustees for the shares of Seacoast common stock held in Seacoast’s Employee Stock Purchase Plan and Retirement Savings Plan (collectively and individually, the “Employee Plans”). Please complete this form, sign your name exactly as it appears on the reverse side and return it in the enclosed envelope. To allow sufficient time for the trustees to tabulate and vote the plan shares, we must receive your voting instructions no later than 11:59 p.m. on May 19, 2022 (the “cut-off date”) to be counted. As a participant in one or both of the Employee Plans, the undersigned authorizes One America as trustee of the Retirement Savings Plan for Employees of Seacoast National Bank and/or authorizes Seacoast National Bank as trustee of Seacoast’s Employee Stock Purchase Plan to vote all shares of Seacoast common stock allocated to the undersigned’s account under such plan(s) at the Annual Meeting as directed below upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated April 11, 2022. When this form is properly executed and received by the cut-off date, the shares in the Employee Plans will be voted as directed by you. Shares held in the Employee Stock Purchase Plan will not be voted if you do not give voting instructions on such shares. If you do not give voting instructions for the shares allocated to your account in the Retirement Savings Plan, the trustee may vote or not vote, in its sole discretion, your shares of Seacoast common stock.

When this proxy is properly executed, all shares will be voted in the manner directed herein. If no direction is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

(Continued, and to be marked, dated and signed, on the other side)

815 COLORADO AVENUE P.O. BOX 9012 STUART, FL 34995-9012 ATTN: KATHY HSU	Your Vote Counts! SEACOAST BANKING CORPORATION OF FLORIDA 2022 Annual Meeting Vote by May 23, 2022 11:59 PM ET. For shares held in Seacoast’s Employee Plans, vote by May 19, 2022 11:59 PM ET.

D69715-P68466

You invested in SEACOAST BANKING CORPORATION OF FLORIDA and it’s time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 24, 2022.

Get informed before you vote

View the Notice & Proxy Statement and our 2021 Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 10, 2022. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users Point your camera here and vote without entering a control number	Vote in Person at the Meeting* May 24, 2022 10:00 AM EDT
Hutchinson Shores Resort 3793 NE Ocean Blvd. Jensen Beach, Florida 34957

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the
upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Board
Voting Items		Recommends
1.	Election of Directors
01) Dennis J. Arczynski
	02) Maryann Goebel	For
03) Robert J. Lipstein
04) Thomas E. Rossin
2.	Advisory (Non-binding) Vote on Compensation of Named Executive Officers	For
3.	Ratification of Appointment of Crowe LLP as Independent Auditor for 2022	For
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

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D69716-P68466